UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Copano Energy, L.L.C.

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COPANO ENERGY, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019

NOTICE OF ANNUAL MEETING OF UNITHOLDERS
TO BE HELD ON MAY 15, 2008

Dear Unitholder:

You are cordially invited to attend the 2008 Annual Meeting of Unitholders of Copano Energy, L.L.C., a Delaware limited liability company (“Copano”), which will be held on Thursday, May 15, 2008, at 9:30 a.m., Central Daylight Time, at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019. The 2008 Annual Meeting will be held for the following purposes:

1.	To elect seven directors to Copano’s Board of Directors to serve until the 2009 Annual Meeting of Unitholders;

2.	To ratify the appointment of Deloitte & Touche LLP as independent auditor of Copano for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the annual meeting and any adjournments or postponements of the meeting.

Additional information regarding the annual meeting is set forth in the attached proxy statement.

Only holders of record of our common , Class C and Class D units at the close of business on March 17, 2008 are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof. A list of our unitholders will be available for examination at the annual meeting and at Copano’s Houston office at least ten days prior to the annual meeting.

By Order of the Board of Directors,

Douglas L. Lawing
Senior Vice President, General Counsel and Secretary

Houston, Texas
April 4, 2008

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE CAST YOUR VOTE PROMPTLY. YOU MAY SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED, OR YOU MAY VOTE BY USING THE TELEPHONE OR INTERNET VOTING PROCEDURES DESCRIBED ON THE PROXY CARD. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

PROXY STATEMENT

COPANO ENERGY, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019

PROXY STATEMENT

Annual Meeting of Unitholders
To Be Held on Thursday, May 15, 2008

This proxy statement, which was first mailed to our unitholders on March 31, 2008, is being furnished to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of Copano Energy, L.L.C., for use at our 2008 Annual Meeting of Unitholders, or the annual meeting, or at any adjournments or postponements thereof. The annual meeting will be held on Thursday, May 15, 2008, at 9:30 a.m., Central Daylight Time, at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019. Only holders of record of our common, Class C and Class D units (referred to collectively as “eligible units”) at the close of business on March 17, 2008, or the record date, were entitled to notice of, and are entitled to vote at, the annual meeting and any adjournment or postponement thereof, unless such adjournment or postponement is for more than 45 days, in which event we will set a new record date. Holders of our Class E units are not entitled to vote on any of the proposals being acted upon at the annual meeting. Unless the context requires otherwise, the terms “our,” “our company” “we,” “us” and similar terms refer to Copano Energy, L.L.C., together with its consolidated subsidiaries.

Proposals

At the annual meeting, we will ask holders of our eligible units to consider and act upon proposals to: (i) elect seven directors to serve until our 2009 Annual Meeting of Unitholders and (ii) ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2008.

Quorum Required

The holders of a majority, or 26,024,428, of the eligible units outstanding as of the Record date must be present in person or represented by proxy at the meeting to constitute a quorum. A properly executed proxy submitted without instructions will be voted “FOR” the proposal, unless it has been properly revoked. A properly executed proxy marked “ABSTAIN” or “WITHELD” will not be voted, although it will be counted for purposes of determining the presence of a quorum. Abstentions and broker non-votes will count as present for purposes of establishing a quorum, but will not be counted in the total votes cast on the proposal.

How to Vote

You may vote by completing, dating and signing the enclosed proxy card and returning it promptly in the envelope provided, or by using the telephone or internet voting procedures described on the enclosed proxy card. You may also attend the annual meeting and vote in person. Even if you plan to attend the annual meeting, we urge you to cast your vote by promptly returning your completed proxy or by using the telephone or internet voting procedures.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker and you wish to vote in person, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units. Whichever method of voting you choose, please do so as soon as possible to ensure that your vote is represented at the annual meeting.

Revoking Your Proxy

You may revoke your proxy before it is voted at the annual meeting: (i) by delivering, before or at the annual meeting, a new proxy with a later date, (ii) by delivering, on or before the business day prior to the annual meeting, a notice of revocation to our Secretary at the address set forth in the notice of the annual meeting, (iii) by attending the annual meeting in person and voting (although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy) or (iv) if you have instructed a broker to vote your units, by following the directions your broker provides you regarding changes to your instructions.

Outstanding Eligible Units Held on Record Date

As of the Record date, 52,048,855 eligible units were outstanding and entitled to vote at the annual meeting, consisting of 47,618,481 common units, 1,184,557 Class C units (394,852 of which will convert to common units on May 1, 2008) and 3,245,817 Class D units. Our 5,598,839 Class E units are not entitled to vote on matters to be acted upon at the annual meeting.

Copano/Operations, Inc.

When we refer to our employees in this proxy statement, we are referring to individuals (i) that we employ or (ii) that are employed by Copano/Operations, Inc., or Copano Operations, and who perform services for our benefit pursuant our administrative and operating services agreement with Copano Operations. For additional information with respect to our business relationship with Copano Operations, please read “Certain Relationships and Related Transactions — Copano/Operations, Inc.”

Internet Availability of Proxy Materials

Unitholders can access electronic copies of the proxy materials for our 2008 annual meeting by visiting www.CPNOproxy.com.

PROPOSAL ONE — ELECTION OF DIRECTORS

At the annual meeting, holders of eligible units will consider and act upon a proposal to elect seven directors to our board of directors to serve until our 2009 Annual Meeting of Unitholders. All seven of our current board members have been nominated to stand for re-election. We encourage our director nominees to attend our annual meetings to provide an opportunity for unitholders to communicate with them directly about issues affecting our company. We anticipate that all director nominees will attend.

Each of the nominees has consented to serve as a director if so elected. Each nominee who is elected to our board will serve until his term expires and his successor has been duly elected and qualified or until his earlier death, resignation or removal. The persons named as proxies in the accompanying proxy card, who have been designated by our board of directors, intend to vote FOR the election of the director nominees unless otherwise instructed by a unitholder in a proxy card. If any of the director nominees becomes unable for any reason to stand for election, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as our board of directors may recommend and propose to replace such nominee or nominees.

Information concerning the seven director nominees is set forth below.

Director Nominees

			Director
Name	Age	Position with Our Company	Since

John R. Eckel, Jr.	56	Chairman of the Board and Chief Executive Officer	1992
James G. Crump	67	Director	2004
Ernie L. Danner	53	Director	2004
Scott A. Griffiths	53	Director	2004
Michael L. Johnson	57	Director	2004
T. William Porter	66	Director	2004
William L. Thacker	62	Director	2004

John R. Eckel, Jr., Chairman of the Board and Chief Executive Officer, founded our business in 1992 and served as our President and Chief Executive Officer until April 2003, when he was elected to his current position. Mr. Eckel serves on the board of directors and the executive committee of the Texas Pipeline Association. Mr. Eckel also serves as President and Chief Executive Officer of Live Oak Reserves, Inc., which he founded in 1986, and which, with its affiliates, is engaged in oil and gas exploration and production in South Texas. Mr. Eckel received a Bachelor of Arts degree from Columbia University and was employed in various corporate finance positions in New York prior to entering the energy industry in 1979.

James G. Crump joined our Board of Directors upon completion of our initial public offering in November 2004. Mr. Crump is Chairman of the Audit Committee and a member of the Conflicts Committee. He is also a member of the board of directors of Exterran GP, LLC, the general partner of the general partner of Exterran Partners, L.P. (formerly UCO GP, LLC and Universal Compression Partners, L.P., respectively). Mr. Crump began his career at Price Waterhouse in 1962 and became a partner in 1974. From 1977 until the merger of Price Waterhouse and Coopers & Lybrand in 1998, Mr. Crump held numerous management and leadership roles. From 1998 until his retirement in 2001, Mr. Crump served as Global Energy and Mining Cluster Leader, a member of the U.S. Management Committee and the Global Management Committee and as Houston Office Managing Partner of PricewaterhouseCoopers. Mr. Crump holds a B.A. in Accounting from Lamar University.

Ernie L. Danner joined our Board of Directors upon completion of our initial public offering in November 2004. Mr. Danner is Chairman of the Conflicts Committee and a member of the Audit Committee. Mr. Danner serves as a director of Exterran Holdings, Inc. and of Exterran GP, LLC. Mr. Danner joined Universal Compression Holdings, Inc. in 1998 as its Chief Financial Officer and served in various positions of increasing responsibility, including Chief Operating Officer, beginning in July 2006 through August 2007 when Universal Compression Holdings, Inc. merged with Hanover Compressor Company to form Exterran Holdings, Inc. He also serves as a director of Horizon Lines, Inc. Mr. Danner holds a B.A. and an M.A. in Accounting from Rice University.

Scott A. Griffiths joined our Board of Directors in December 2004. Mr. Griffiths is a member of the Nominating and Governance Committee and the Compensation Committee. Mr. Griffiths served as Senior Vice President and Chief Operating Officer of Hydro Gulf of Mexico, L.L.C. from December 2005 to December 2006. From 2003 through December 2005, Mr. Griffiths served as Executive Vice President and Chief Operating Officer of Spinnaker Exploration Company. From 2002 to 2003, Mr. Griffiths served as Senior Vice President, Worldwide Exploration for Ocean Energy, Inc. Mr. Griffiths joined Ocean following the 1999 merger of Ocean and Seagull Energy Corporation, where he served as Vice President, Domestic Exploration. He holds a B.S. in Geology from the University of New Mexico and an M.A. in Geology from Indiana University.

Michael L. Johnson joined our Board of Directors in December 2004. Mr. Johnson is a member of the Audit Committee and the Conflicts Committee. Mr. Johnson began his career in 1975 with Conoco Inc. and most recently served as Chairman and Chief Executive Officer of Conoco Gas and Power from 1997 until his retirement in 2002. Mr. Johnson holds a B.S. in Geology from New Mexico State University, an M.A. in Geochemistry from Rice University and an M.S. in Management, Sloan Fellow, from the Alfred P. Sloan School of Business, Massachusetts Institute of Technology.

T. William Porter joined our Board of Directors upon completion of our initial public offering in November 2004. Mr. Porter is Chairman of the Nominating and Governance Committee and a member of the Compensation Committee. Mr. Porter is Chairman and a founding partner of Porter & Hedges, L.L.P., a Houston law firm formed in 1981. He also serves on the boards of directors of Helix Energy Solutions, Inc. and U.S. Concrete, Inc. Mr. Porter holds a Bachelor of Business Administration degree in Finance from Southern Methodist University and Bachelor of Law degree from Duke University.

William L. Thacker joined our Board of Directors upon completion of our initial public offering in November 2004. Mr. Thacker is Chairman of the Compensation Committee and a member of the Nominating and Governance Committee. Mr. Thacker serves on the boards of directors of Kayne Anderson Energy Development Company and Mirant Corporation. Mr. Thacker joined Texas Eastern Products Pipeline Company (the general partner of TEPPCO Partners, L.P.) in September 1992 as President, Chief Operating Officer and director. He was elected Chief Executive Officer in January 1994. In March 1997, he was named to the additional position of Chairman of the Board, which he held until his retirement in May 2002. Prior to joining Texas Eastern Products Pipeline Company, Mr. Thacker was President of Unocal Pipeline Company from 1986 until 1992. Mr. Thacker is past Chairman of the Executive Committee of the Association of Oil Pipelines, has served as a member of the board of directors of the American Petroleum Institute, and has actively participated in many energy-related organizations during his 35-year career in the energy industry. Mr. Thacker holds a Bachelor of Mechanical Engineering degree from the Georgia Institute of Technology and a Masters of Business Administration degree from Lamar University.

Cumulative Voting

Our limited liability company agreement provides for “cumulative voting” in the election of directors. This means that a unitholder will be entitled to a number of votes equal to (i) the number of eligible units that such unitholder is entitled to vote at the annual meeting (ii) multiplied by the number of directors to be elected at the annual meeting. A unitholder may (i) cast all such votes for a single director, (ii) distribute them evenly among the number of directors to be voted for at the annual meeting, or (iii) distribute them among any two or more directors to be voted for at the annual meeting. For example, because there are seven director nominees, if you own 100 eligible units you will be entitled to cast 700 votes in the manner set forth in the preceding sentence. Cumulative voting permits a unitholder to concentrate his or her votes on fewer nominees, thereby allowing the unitholder potentially to have a greater impact on the outcome of the election with respect to one or more nominees. A unitholder holding a sufficient number of eligible units may have the ability to elect one or more nominees to the Board of Directors without the support of other unitholders.

With respect to the annual meeting, we have seven nominees and seven available board seats. Each properly executed proxy received in time for the annual meeting will be voted as specified therein. The seven nominees receiving the most votes cast at the annual meeting will be elected to the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN NOMINEES FOR DIRECTOR.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Director Independence

To qualify as “independent” under the listing standards of the NASDAQ Stock Market LLC, or NASDAQ, a director must meet objective criteria set forth in the NASDAQ rules, and the Nominating and Governance Committee of the Board must also make a subjective determination that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) that would interfere with his exercise of independent judgment in carrying out his responsibilities as a director. In conducting its review of director independence, our Nominating and Governance Committee reviewed the direct or indirect business relationships between each non-employee director (including his or her immediate family) and our company, as well as each non-employee director’s relationships with charitable organizations.

The Nominating and Governance Committee has determined that Messrs. Crump, Danner, Griffiths, Johnson, Porter and Thacker qualify as “independent” in accordance with NASDAQ listing standards. Mr. Eckel is not independent by virtue of his role as Chief Executive Officer of our company. During the Nominating and Governance Committee’s most recent review of independence, the committee considered the following relationships and determined that these relationships would not interfere with the independent judgment of the Copano Board members involved:

•	Mr. Thacker is a member of the board of directors of Kayne Anderson Energy Development Company (“KED”), an investment company that invests in private and publicly traded energy companies. The main functions of KED’s board are to approve valuations of its investments in private companies, its distribution policy and its SEC reports. KED’s investment decisions are made by its investment advisor, KA Fund Advisors, LLC (“KA Fund Advisors”).

KA Fund Advisors is a subsidiary of Kayne Anderson Capital Advisors, L.P. (“Kayne Anderson”), a registered investment advisor. Kayne Anderson beneficially owns approximately 9.81% of our common units, 2.8% of our Class D units and 2.8% of our Class E units through various investment partnerships, a registered investment company and institutional accounts. Kayne Anderson’s beneficially owned units include 80,000 common units that KED purchased in 2007, 72,000 of which it purchased in our October 19, 2007 private placement of common units, and 76,190 Class D units that KED purchased in March 2008.

•	Mr. Danner and Mr. Crump are members of the board of directors of Exterran GP, LLC (“Exterran GP”), the general partner of the general partner of Exterran Partners, L.P. (“Exterran Partners”), and Mr. Crump serves on Exterran GP’s audit, conflicts and compensation committees. Mr. Danner is also a member of the board of directors of Exterran Holdings, Inc. (“Exterran Holdings”), and was party to a consulting agreement, dated August 20, 2007, with Exterran Holdings, which ended February 20, 2008.

Exterran Holdings is the parent company of the successors to Universal Compression, Inc. (whose subsidiaries include Exterran Partners) and Hanover Compression Company, which completed a business combination in August 2007. Certain of our operating subsidiaries contracted with operating subsidiaries of Exterran Holdings (or their respective predecessors) for the purchase or rental and installation of compressors, compression services or compressor repairs during 2007. Total payments for these goods and services equaled less than 1% of Exterran’s consolidated revenue for 2007.

In addition, the Nominating and Governance Committee has determined that each member of the Audit Committee qualifies as “independent” under enhanced independence standards established by the Securities and Exchange Commission (“SEC”) for members of audit committees. The Board has also designated Mr. Crump’s as the “audit committee financial expert” based on its finding that Mr. Crump’s experience and understanding with respect to certain accounting and auditing matters meet the SEC criteria for an “audit committee financial expert.” Designation of one member of our audit committee as an “audit committee financial expert” is a disclosure requirement of the SEC; it does not impose on Mr. Crump any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, nor does it affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Corporate Governance

Our Board of Directors has adopted Corporate Governance Guidelines to assist in the exercise of its responsibility to provide effective governance over our affairs for the benefit of our unitholders. In addition, our Board has adopted a Code of Business Conduct and Ethics, which sets forth legal and ethical standards of conduct for all our employees and other personnel, and an additional code of ethics applicable to our Chief Executive Officer and principal financial officers. All of these documents are available on our website at www.copanoenergy.com, and paper copies will be provided free of charge to any unitholder requesting a copy by writing to our Corporate Secretary, Copano Energy, L.L.C., 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. The information on our website is not a part of this proxy statement or incorporated into any other filing we make with the SEC.

Communications to Our Board of Directors

Our Board is receptive to direct communication from unitholders and recommends that unitholders initiate any communications in writing and send them to our Board c/o Douglas L. Lawing, Senior Vice President, General Counsel and Secretary, Copano Energy, L.L.C., 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. The name of any specific Board recipient should be noted in the communication. All such communications will be forwarded without review to the appropriate director. This centralized process will assist our Board in reviewing and responding to unitholder communications in an appropriate manner. Communications to our Board must include the number of eligible units owned by the unitholder as well as the unitholder’s name, address, telephone number and email address, if any.

Meetings of Our Board of Directors; Executive Sessions

Our Board of Directors holds regular meetings, and special meetings from time to time as may be necessary. During the period from January 1 through December 31, 2007, our Board of Directors held 22 meetings. The standing committees of our Board of Directors held an aggregate of 30 meetings during this period. The average attendance at the Board and committee meetings was 91%. Each director attended at least 80% of the aggregate number of meetings of the Board and committees on which he served.

Our Corporate Governance Guidelines provide that our independent directors will meet in executive session at least quarterly, or more frequently if necessary. The Chairman of our Nominating and Governance Committee chairs the executive sessions of the independent directors.

Committees of Our Board of Directors

Our Board of Directors currently has, and appoints the members of, standing audit, compensation, conflicts, and nominating and governance committees. These committees are composed solely of independent directors in accordance with applicable NASDAQ listing standards and SEC rules. The Board has adopted a written charter for each committee, which sets forth the committee’s purposes, responsibilities and authority. Each committee reviews and assesses on an annual basis the adequacy of its charter and recommends any proposed modifications to the Board for its approval. These committee charters are available on our website at www.copanoenergy.com. You may also contact Douglas L. Lawing, our Senior Vice President, General Counsel and Secretary, at Copano Energy, L.L.C., 2727 Allen Parkway, Suite 1200, Houston, Texas 77019, to request paper copies free of charge. The following are brief descriptions of the functions and operations of our board committees.

Audit Committee.  The Audit Committee assists our Board of Directors in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditor. During the period from January 1 through December 31, 2007, the Audit Committee held eleven meetings. The Audit Committee is composed of three independent directors: Mr. Crump (Chairman), Mr. Danner and Mr. Johnson.

Compensation Committee.  The Compensation Committee’s primary responsibilities are to (i) approve compensation arrangements for officers of our company and for our Board members, including salaries and bonuses and other compensation for executive officers of our company, (ii) approve any compensation plans in which officers and directors of our company are eligible to participate, and to administer such plans, including the granting of equity awards or other benefits under any such plans and (iii) review and discuss with our management the Compensation Discussion and Analysis and related disclosure to be included in our annual proxy statement. For a discussion of the roles of executive officers and compensation consultants in determining or recommending compensation, please read “Compensation Discussion and Analysis — The Compensation-Setting Process.”

During the period from January 1 to December 31, 2007, the Compensation Committee held eight meetings. The Compensation Committee consists of three independent directors: William L. Thacker (Chairman), Scott A. Griffiths and T. William Porter. All Compensation Committee members are “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Conflicts Committee.  Upon the request of the Board of Directors, the Conflicts Committee reviews specific matters that the Board believes may involve conflicts of interest between our Board members or their affiliates and our company. Any matters approved by the Conflicts Committee will be permitted and deemed approved by all unitholders and will not constitute a breach of our limited liability company agreement or of any duty stated or implied by law or equity, including any fiduciary duty. In addition to conflicts involving Board members, the Conflicts Committee is responsible for investigating, reviewing and acting on other matters where a conflict of interest arises. During the period from January 1, 2007 through December 31, 2007, the Conflicts Committee held four meetings. The Conflicts Committee consists of three independent directors: Mr. Danner (Chairman), Mr. Crump and Mr. Johnson.

In addition to conflicts involving Board members, the Conflicts Committee is responsible for investigating, reviewing and acting on other matters where a conflict of interest arises. The committee’s charter sets forth the Conflicts Committee’s policy and procedures for review, approval and ratification of transactions involving our company and “related persons” (directors, director nominees, executive officers or their immediate family members, or unitholders owning five percent or greater of our company’s outstanding common units). The charter covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions with our company involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). The charter states that, in determining whether to approve or ratify a conflict-of-interest transaction, including a related person transaction, the Conflicts Committee shall consider whether the transaction is (i) on terms no less favorable to us than those generally being provided to or available from unrelated third parties, or (ii) fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us). Currently, our only transactions with related persons (other than in their capacity as our employees) are those described under “Certain Relationships and Related Transactions.” The agreements underlying these transactions were entered into prior to the time of our initial public offering in November 2004.

Nominating and Governance Committee.  The Nominating and Governance Committee’s primary responsibilities are (i) to recruit and recommend candidates for election to the Board and for committee appointments, (ii) to review the qualifications of officer candidates for our company and recommend officer nominees for such positions to the Board, (iii) to develop and recommend corporate governance guidelines to the Board of Directors, and to assist the Board in implementing such guidelines, (iv) to lead the Board in its annual review of the performance of our Board and its committees, (v) to make annual determinations as to the independence of director nominees under applicable NASDAQ and SEC rules and (vi) to develop and monitor our succession plan.

Although the Nominating and Governance Committee has no set of specific minimum qualifications for director nominees, the Committee will evaluate each nominee based upon consideration of a nominee’s independence, diversity, age, skills and experience in the context of the needs of the Board as described in our Corporate Governance Guidelines. The Nominating and Governance Committee may rely on various sources to identify director nominees. These include input from directors, management, professional search firms and others that the committee feels are reliable. During the period from January 1 through December 31, 2007, the Nominating and Governance Committee held seven meetings. The Nominating and Governance Committee consists of three independent directors: Mr. Porter (Chairman), Mr. Thacker and Mr. Griffiths.

The Nominating and Governance Committee will consider director nominations by unitholders in the same manner as other director candidates. Any such nominations, together with appropriate biographical information, should be submitted to the Chairman of the Nominating and Governance Committee, c/o Douglas L. Lawing, Senior Vice President, General Counsel and Secretary, Copano Energy, L.L.C., 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. For a description of the procedures required of unitholders seeking to nominate director candidates, please read “Unitholder Proposals and Director Nominations — Recommendation of Director Candidates to the Nominating and Governance Committee.”

Compensation Committee Interlocks and Insider Participation

Messrs. Thacker, Porter and Griffiths served as members of the Compensation Committee during all of 2007. No member of the Compensation Committee is or has been an executive officer of our company, and no member of the committee had a relationship with us in 2007 requiring “related-person” transaction disclosure under Item 404 of Regulation S-K. None of our executive officers serves as a director or member of a compensation committee of any entity whose executive officers includes a member of our Board or Compensation Committee.

Director Compensation

Annual Retainer and Fees.  Each independent member of our Board of Directors receives an annual retainer of $30,000. We also pay directors serving as Chairman of each of the Compensation, Conflicts and Nominating and Governance Committee an additional $4,000 per year. The director serving as Chairman of the Audit Committee is paid $8,000 per year, and each additional member of the Audit Committee is paid $4,000 per year. Directors are not paid a fee for attendance at meetings of our Board of Directors. Members of committees other than the Audit Committee are paid a fee of $1,000 for attendance at each committee meeting, and directors serving on the Audit Committee are paid a fee of $1,500 for attendance at each Audit Committee meeting. In addition, Messrs. Danner and Thacker were each paid a fee of $1,000 for service on a committee that met once last year in connection with the pricing of our 2007 offering of additional senior notes. Each of our independent directors is also reimbursed for out-of-pocket expenses incurred in connection with attending Board or committee meetings. Each director is fully indemnified by us to the extent permitted under Delaware law for actions associated with being a member of our Board.

Unit Awards.  In November 2007, we amended the equity component of compensation for our independent directors to reflect the March 2007 two-for-one split of our common units. The directors’ compensation program now provides that we will award each independent director 6,000 restricted common units upon initial election, and thereafter, 3,000 restricted common units annually. Each of our independent directors received an initial grant of 3,000 (6,000 on a post-split basis) restricted common units in December 2004 and an additional 1,500 (3,000 on a post-split basis) restricted common units in each of 2005 and 2006, and, pursuant to the November 2007 amendment, 3,000 restricted common units in 2007. Each restricted common unit award (and the associated distributions) vests in three equal annual installments or upon a change in control, death, disability, or retirement, and for post-2005 awards, failure to be nominated for re-election to our Board.

Director Compensation Table.  The following table summarizes the compensation we paid to our independent directors for the fiscal year ended December 31, 2007.

	Fees Earned or	Restricted Unit
Name(1)	Paid in Cash	Awards(2)(3)(4)	Total

James G. Crump	$58,500	$119,694	$178,194
Ernie L. Danner	$57,000	$119,694	$176,694
Scott A. Griffiths	$45,000	$119,694	$164,694
Michael L. Johnson	$54,500	$119,694	$174,194
T. William Porter	$47,000	$119,694	$166,694
William L. Thacker	$49,000	$119,694	$168,694

(1)	Mr. Eckel is not included in the Director Compensation table because he is not an independent director and receives no compensation for his services as a director. Mr. Eckel’s compensation as our Chief Executive Officer is reflected in the Summary Compensation table.

(2)	The amounts in the “Restricted Unit Awards” column reflect the dollar amount of compensation expense we recognized in accordance with SFAS No. 123(R) for the year ended December 31, 2007 and include compensation expense attributable to awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are discussed in Note 8 to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2007. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the independent directors.

(3)	As of December 31, 2007, each of the independent directors held 6,000 unvested restricted units. The closing sales price for our common units on December 31, 2007 was $36.35.

(4)	Includes $53,601 of compensation expense recognized by us in 2007 in accordance with SFAS No. 123(R) in connection with May 2006 amendments to the then-outstanding restricted unit awards held by each of the independent directors. These amendments accelerated the annual vesting date of each award by approximately one month and were made to reduce certain of our tax administrative costs.

Report of the Audit Committee

The Audit Committee oversees Copano’s financial reporting process of on behalf of its Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control.

The Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed with management the audited financial statements of Copano as of and for the year ending December 31, 2007, and of Bighorn Gas Gathering, L.L.C., an unconsolidated affiliate of Copano, as of and for the three months ending December 31, 2007.

•	The Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•	The Audit Committee has received from the independent auditor the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent auditor its independence. The Audit Committee has determined that the non-audit services provided to Copano and its affiliates by the independent auditor (discussed below under “Proposal Two: Ratification of Independent Auditor”) are compatible with such firm maintaining its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the financial statements of Copano and Bighorn Gas Gathering, L.L.C. be included in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Submitted By:

Audit Committee

James G. Crump, Chairman
Ernie L. Danner
Michael L. Johnson

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

PROPOSAL TWO — RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee of our Board has selected Deloitte & Touche LLP, or Deloitte, to continue as our independent auditor for 2008. Deloitte has served as our independent auditor since 2002. The Audit Committee has determined to submit Deloitte’s selection to unitholders for ratification. Unitholder ratification of the selection of Deloitte as our independent public accountants is not required by our limited liability company agreement or otherwise. We are submitting the selection of Deloitte to unitholders for ratification as a matter of good corporate practice. If this selection of auditor is not ratified by a majority of the outstanding eligible units present in person or by proxy and entitled to vote at the annual meeting, the Audit Committee will reconsider its selection of auditor. We are advised that no member of Deloitte has any direct or material indirect financial interest in our company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of Deloitte will attend the annual meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

Audit Fees

The fees for professional services rendered by Deloitte for the audit of our annual consolidated financial statements and subsidiary financial statements for each of the fiscal years ended December 31, 2007 and 2006 and the reviews of the financial statements included in any of our Quarterly Reports on Forms 10-Q for each of those fiscal years were $2,657,000 and $2,080,000, respectively.

Audit-Related Fees

Deloitte also received fees for services that they normally provide in connection with statutory or regulatory filings. Deloitte’s fees for these services (i) during 2007 totaled $176,000 and were associated with an underwritten public offering of senior notes, a potential business acquisition and other filings with the SEC, and (ii) during 2006 totaled $1,049,000 and were associated with a private placement of senior notes, an underwritten public equity offering, a potential business acquisition and other filings with the SEC.

Tax Fees

We incurred aggregate fees of $246,000 and $190,000 for fiscal years ended December 31, 2007 and 2006 for tax-related services provided by Deloitte. These included fees for tax compliance and tax planning services.

Audit Committee Approval of Audit and Non-Audit Services

In February 2005, the Audit Committee adopted a Pre-Approval of Audit and Non-Audit Services Policy, which requires specific pre-approval by the Audit Committee of audit and non-audit services performed by the independent auditor, unless pre-approval of the type of service is reflected in the pre-approval policy. The pre-approval policy provides specific pre-approval for (i) certain categories of audit services, including audits of our subsidiaries and services associated with SEC filings, (ii) audit-related services, including transaction integration assistance and attestation services required by statute or regulation, (iii) tax-related services and (iv) services relating to business acquisitions or dispositions.

Management is required to report to the Audit Committee its engagement of the independent auditor to perform any of the services specifically pre-approved in the policy and does so on a quarterly basis. The engagement terms and fees related to our annual audit remain subject to the specific approval of the Audit Committee. Additionally, the pre-approval policy specifically prohibits certain non-audit services, including bookkeeping, appraisal or valuation services, and legal services. None of the services covered under the captions “Audit-Related Fees” or “Tax Fees” were provided under the de minimis exception to audit committee approval of 17 CFR 210.2-01(c)(7)(i)(C).

Required Vote

Under our limited liability company agreement, adoption of the proposal to ratify the Audit Committee’s selection of Deloitte & Touche LLP as our independent auditor for 2008 requires the affirmative vote by holders of a majority of our outstanding eligible units present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. Abstentions and broker non-votes will count as present for purposes of establishing a quorum, but will not be counted in the total votes cast on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” APPROVAL OF THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITOR FOR 2008.

In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of our company and our unitholders.

EXECUTIVE OFFICERS

Certain information concerning Copano’s executive officers as of the date of this proxy statement is set forth below.

Name	Age	Position with Our Company(1)

John R. Eckel, Jr.	56	Chairman of the Board and Chief Executive Officer
R. Bruce Northcutt	48	President and Chief Operating Officer
John A. Raber	54	Executive Vice President; President and Chief Operating Officer — Copano Energy/Rocky Mountains, L.L.C.
Matthew J. Assiff	41	Senior Vice President and Chief Financial Officer
Ronald W. Bopp	61	Senior Vice President, Corporate Development
Douglas L. Lawing	47	Senior Vice President, General Counsel and Secretary
Lari Paradee	45	Vice President and Controller
Carl A. Luna	38	Vice President, Finance
Sharon J. Robinson	48	President — ScissorTail Energy, LLC

(1)	All officer positions are positions with Copano Energy, L.L.C. except as noted.

John R. Eckel, Jr., Chairman of the Board and Chief Executive Officer, founded our business in 1992 and served as our President and Chief Executive Officer until April 2003, when he was elected to his current position. Mr. Eckel serves on the board of directors and as Chairman of the Texas Pipeline Association. Mr. Eckel also serves as President and Chief Executive Officer of Live Oak Reserves, Inc., which he founded in 1986, and which, with its affiliates, is engaged in oil and gas exploration and production in South Texas. Mr. Eckel received a Bachelor of Arts degree from Columbia University and was employed in various corporate finance positions in New York prior to entering the energy industry in 1979.

R. Bruce Northcutt, President and Chief Operating Officer, has served in his current capacity since April 2003. Mr. Northcutt served as President of El Paso Global Networks Company (a provider of wholesale bandwidth transport services) from November 2001 until April 2003; Managing Director of El Paso Global Networks Company from April 1999 until December 2001 and Vice President, Business Development, of El Paso Gas Services Company (a marketer of strategic interstate pipeline capacity) from January 1998 until April 1999. Mr. Northcutt began his career with Tenneco Oil Exploration and Production in 1982 working in the areas of drilling and production engineering. From 1988 until 1998, Mr. Northcutt held various levels of responsibility within several business units of El Paso Energy and its predecessor, Tenneco Energy, including supervision of pipeline supply and marketing as well as regulatory functions. Mr. Northcutt holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University. Mr. Northcutt is a Registered Professional Engineer in Texas.

John A. Raber, Executive Vice President, has served in his current capacity since August 2007. Mr. Raber was also named as President and Chief Operating Officer of Copano Energy/Rocky Mountains, L.L.C., our wholly-owned subsidiary, in August 2007. Mr. Raber’s responsibilities include assisting us with the development of corporate strategy and major initiatives, acquisitions and capital projects, including opportunities in the Rocky Mountain region. Mr. Raber served as President and Chief Operating Officer of ScissorTail Energy, LLC, from its formation on July 1, 2000 until August 2007. He also served as President and Chief Operating Officer of Copano Energy/Mid-Continent, L.L.C., our wholly-owned subsidiary, from August 1, 2005 until August 2007. Mr. Raber served as Vice President of Marketing and Business Development of Wyoming Refining Company (a Rocky Mountains refiner) from July 1999 to August 2005, Senior Vice President of Processing and other executive positions with Tejas Gas Corporation (a public midstream company) from February 1995 to July 1999 and as Vice President and other positions with LEDCO, Inc. (a private midstream and gas distribution company in Louisiana) from July 1982 to February 1995. Mr. Raber began his career as a Field and Operations Engineer with J. Ray McDermott, Inc. (a marine oil and gas construction company) working mainly in overseas locations from May 1976 to July 1982. Mr. Raber holds a Bachelor of Science degree in Civil Engineering from Tulane University and has also attended the Stanford Business School of Executive Education.

Matthew J. Assiff, Senior Vice President and Chief Financial Officer, has served in his current capacity since October 2004 and previously served as our Senior Vice President, Finance and Administration, from January 2002. Mr. Assiff serves on the board of directors and as Treasurer of the National Association of Publicly Traded Partnerships. Prior to joining our company, Mr. Assiff was a Vice President within the Global Energy Group of Credit Suisse and was with Donaldson, Lufkin and Jenrette from 1998 (prior to its purchase by Credit Suisse in 2000) initially as an Associate and subsequently as a Vice President. Mr. Assiff began his career in 1989 with Goldman, Sachs & Co. in the Mergers & Acquisitions group focusing on energy transactions and has worked in the corporate finance and Mergers & Acquisitions groups of Bear Stearns and Chemical Securities (now J.P. Morgan Chase). Mr. Assiff has also worked with Landmark Graphics Company and Compaq Computer in the areas of finance, planning, mergers and acquisitions and corporate venture investing. Mr. Assiff graduated from Columbia University with a Bachelor of Arts degree and holds a Masters of Business Administration degree from Harvard Business School.

Ronald W. Bopp, Ronald W. Bopp, Senior Vice President, Corporate Development, was appointed to his current position in April 2005 to assist us with the development and management of our acquisition opportunities. Mr. Bopp served as Vice President — Onshore Assets of Shell US Gas & Power LLC, an affiliate of Shell Oil Company, from February 1998 until February 2005. From 1994 until February 1998, Mr. Bopp was Vice President and Chief Financial Officer of Corpus Christi Natural Gas Company, a midstream gas gathering, processing, and transportation company that was acquired by affiliates of Shell Oil Company in October 1997. Mr. Bopp graduated from the University of Houston with a Bachelor of Business Administration and a Master of Science in Accounting degree and is a Certified Public Accountant.

Douglas L. Lawing, Senior Vice President, General Counsel and Secretary, has served in his current capacity since November 2007. From October 2004 until November 2007, Mr. Lawing served as our Vice President, General Counsel and Secretary and previously served as our General Counsel since November 2003. From January 2002 until November 2003, Mr. Lawing served as our Corporate Counsel. Mr. Lawing has served as Corporate Secretary of our company and its predecessors since February 1994. Additionally, from March 1998 until January 2002, Mr. Lawing served as an Associate Counsel of Nabors Industries, Inc. (now Nabors Industries Ltd.), a land drilling contractor. Mr. Lawing holds a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill and a J.D. from Washington and Lee University.

Lari Paradee, Vice President and Controller, has served in her current capacity since joining us in July 2003. As Vice President and Controller, Ms. Paradee is primarily responsible for our accounting and reporting functions. From September 2000 until March 2003, Ms. Paradee served as Accounting and Consolidations Manager for Intergen, a global power generation company jointly owned by Shell Generating (Holdings) B.V. and Bechtel Enterprises Energy B.V. Ms. Paradee served as Vice President and Controller of DeepTech International, Inc. (an offshore pipeline and exploration and production company) from May 1991 until August 1998, when DeepTech was merged into El Paso Energy Corporation. Ms. Paradee then served as Manager, Finance and Administration of El Paso Energy until March 2000. Ms. Paradee has served as Senior Auditor and Staff Auditor for Price Waterhouse. Ms. Paradee graduated magna cum laude from Texas Tech University with a B.B.A. in Accounting. Ms. Paradee is also a Certified Public Accountant.

Carl A. Luna, Vice President, Finance, has served in his current capacity since May 2006 and previously served as a financial consultant to us from August 2005 to May 2006. Mr. Luna is primarily responsible for our finance and treasury functions. From 1997 until 2005, Mr. Luna served as a Vice President in the Syndicated and Leveraged Finance Group of J.P. Morgan Securities Inc. and as an Associate in that area from 1995 until 1997. Mr. Luna began his career at Texas Commerce Bank (now J.P. Morgan Chase Bank) in 1992 as an Analyst and subsequently worked as an Assistant Vice President in the Commercial Banking Division until 1995. Mr. Luna holds a Bachelor of Business Administration degree in Finance from Texas A&M University and a Master of Business Administration degree from Rice University.

Sharon J. Robinson, President — ScissorTail Energy, LLC, has served in her current capacity since August 2007. From June 2003 until August 2007, Ms. Robinson served as Vice President, Commercial Activities — ScissorTail Energy, LLC where she was responsible for overseeing the commercial operations, budgeting and business development activities for ScissorTail. Ms. Robinson joined ScissorTail when it was formed on July 1, 2000 and served as General Manager, Commercial from September 2001 to June 2003. Ms. Robinson worked for Transok from July 1993 through December 1999 in both commercial and engineering positions. Ms. Robinson began her career as a Project Engineer with Cities Service Oil Company, which later became Occidental Petroleum, in December 1981 and continued through March 1992. Ms. Robinson holds a Bachelor of Science in Chemical Engineering from Oklahoma State University and is a Registered Professional Engineer in the State of Oklahoma. Ms. Robinson also serves on the board of directors of the Gas Processors Association.

COMPENSATION DISCUSSION AND ANALYSIS

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, a short-term cash incentive compensation plan, a long-term equity incentive compensation plan and broad-based benefits programs. This Compensation Discussion and Analysis addresses the following topics:

•	the role of our Compensation Committee in establishing executive compensation;

•	our process for setting executive compensation;

•	our compensation objectives;

•	the components of our compensation program; and

•	our compensation decisions for fiscal year 2007 and for the first quarter of fiscal year 2008 with respect to our named executive officers.

The Compensation Committee

The Compensation Committee of our Board of Directors has overall responsibility for the approval, evaluation and oversight of all our compensation plans, policies and programs. The primary purpose of the Compensation Committee is to assist the Board of Directors in fulfilling its duties relating to the compensation of our executive officers and directors. The fundamental responsibilities of the Committee are (i) to establish the objectives of our executive compensation program, (ii) to approve and administer our incentive compensation plans, (iii) to monitor the performance and compensation of executive officers and (iv) to set compensation levels and make awards under incentive compensation plans that are consistent with our compensation objectives and the performance of our company and its executive officers. The Committee also has responsibility for evaluating and making a recommendation to our Board regarding compensation for service on our Board. For additional information with respect to our Compensation Committee, please read “The Board of Directors and its Committees — Committees of our Board of Directors — Compensation Committee.”

The Compensation-Setting Process

Compensation Committee Meetings.  Our Compensation Committee holds regular quarterly meetings each year that coincide with our quarterly Board meetings. It also holds additional meetings as required to carry out its duties. The Chairman of the Compensation Committee works with the Chief Executive Officer and the General Counsel to establish each meeting agenda.

The Compensation Committee’s annual process for establishing executive compensation begins each year at its regular fourth quarter meeting with the determination of base salaries for the succeeding calendar year. At the following regular first quarter meeting, the Committee (i) considers annual cash incentive awards under our Management Incentive Compensation Plan, or MICP, for the previous year based upon the achievement of individual and financial objectives and (ii) approves annual guidelines that provide for the administration of the MICP and include target awards for each participant and financial objectives for the current year, which are subject to further approval by our Board at its regular first quarter meeting. Awards of equity incentive compensation under our Long-Term Incentive Plan, or LTIP, are considered at the Committee’s regular second quarter meeting each year.

The Committee meets outside the presence of our executive officers to consider appropriate compensation for our Chief Executive Officer. With respect to compensation for all other named executive officers, the Committee meets with the Chief Executive Officer outside the presence of all other executive officers. When compensation decisions are not being considered, the Committee typically meets in the presence of the Chief Executive Officer and our General Counsel or his representative. Depending upon the agenda for a particular meeting, the Committee may invite our Director, Human Resources and a representative of BDO Seidman, LLP (BDO, previously Compass Consulting & Benefits), an independent compensation consultant, to participate in Committee meetings. The Committee also regularly meets in executive session without management. The Committee Chairman works with our Chief Executive Officer, our General Counsel, our Director, Human Resources and the Committee’s independent compensation consultant to assemble meeting materials, which are distributed to Committee members for review in advance of each meeting.

Role of Compensation Consultant.  The Compensation Committee Charter grants the Committee the sole and direct authority to hire and fire advisors and to approve their compensation, which we are obligated to pay. Any advisors report directly to the Compensation Committee. Shortly after the Compensation Committee’s creation in connection with our 2004 initial public offering, the Compensation Committee engaged BDO Seidman, LLP as the Committee’s independent compensation consultant, to assess the then-existing compensation of our executive officers, including base salaries, bonus arrangements and long-term incentive compensation, and to assist the Committee in developing compensation principles and a compensation program for executive officers. Since its initial engagement, BDO has continued to assist the Committee in assessing and determining competitive compensation packages for our executive officers.

BDO has, from time to time at the Committee’s request, assembled information regarding (i) compensation trends in the midstream natural gas industry and for master limited partnerships and (ii) relative compensation for similarly-situated executive officers of companies within these groups as well as of other companies with revenues comparable to ours. BDO employs data compiled from surveys and the public filings of a peer group of master limited partnerships. In 2007, this peer group included Enterprise Products Partners L.P., Buckeye Partners, L.P., Regency Energy Partners LP, Boardwalk Pipeline Partners L.P, Crosstex Energy L.P., Enbridge Energy Partners L.P., Magellan Midstream Partners L. P., MarkWest Energy Partners L. P., ONEOK Partners L.P., Plains All American Pipeline L.P., Sunoco Logistics Partners L.P. and NuStar Energy L.P. (formerly Valero, L.P.). We believe that compensation levels of executive officers in a master limited partnership peer group are relevant to our compensation decisions since we compete with these companies for executive management talent. BDO’s assignments are directed by the Committee Chairman.

Role of Executive Officers.  Except with respect to his own compensation, our Chief Executive Officer plays a significant role in the Compensation Committee’s establishment of compensation levels for our executive officers. In fulfilling his role, the Chief Executive Officer relies in part on advice from other executive officers and market information provided to him by BDO. The most significant aspects of the Chief Executive Officer’s role are:

•	evaluating performance;

•	recommending target awards, financial objectives and individual objectives under our MICP;

•	advising the Compensation Committee with respect to the achievement of the individual objective component of MICP awards; and

•	recommending base salary levels, MICP awards and LTIP awards.

Our Executive Compensation Program

Overview

Compensation Objectives.  Our executive compensation program is intended to align the interests of management with those of our unitholders by motivating executive officers to achieve strong financial and operating results, which we believe closely correlate to long-term unitholder value. This alignment of interests is primarily reflected through executive officers’ participation in our MICP and our LTIP. In addition, our program is designed to achieve the following objectives:

•	attract and retain talented executive officers by providing reasonable total compensation levels competitive with that of executives holding comparable positions in similarly-situated organizations;

•	provide total target compensation for each named executive officer that, when gauged against the market median, is appropriate considering the executive’s performance, experience and overall value to the company;

•	provide a performance-based compensation component that balances rewards for short-term and long-term results and is tied to both individual and company performance; and

•	encourage the long-term commitment of our executive officers to us and to our unitholders’ long-term interests.

Compensation Strategy.  To accomplish our objectives, we seek to offer a total compensation program to our executive officers that, when valued in its entirety, approximates the median value of programs sponsored by companies of similar size, line of business, performance and operational complexity. Our executive compensation program consists of three principal elements: (i) base salary, (ii) potential for annual cash incentive compensation awards under our MICP based upon the achievement of specific measures of company and individual performance goals, (iii) opportunities to earn unit-based awards under our LTIP, which provide long-term incentives that are intended to encourage the achievement of superior results over time and to align the interests of executive officers with those of our unitholders and (iv) other benefits designed primarily to provide competitive health and welfare and retirement savings opportunities. We believe that if the overall value of our total compensation opportunities for executive officers is consistent with market practice, we will be able to continue to attract qualified executives, retain them and motivate them to deliver growth in value for our unitholders.

In order to ensure that the total compensation package we offer our executive officers is competitive, our compensation consultant develops an assessment of market levels of compensation through an analysis of survey data and information disclosed in peer companies’ public filings. While the Committee relies upon this data to assess the reasonableness of total compensation, it also considers a number of other factors, including (i) historical compensation levels, (ii) the specific role the executive plays within our company, (iii) the performance of the executive and (iv) the relative compensation levels among our executive officers. The Committee’s allocation of total compensation between long-term compensation in the form of LTIP awards and currently-paid compensation in the form of base salary and MICP awards, generally is based upon an analysis of how our peer companies use long-term and currently-paid compensation to pay their executive officers.

Compensation Elements

2007 Target Compensation.  For 2007, target compensation for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers was allocated as reflected below:

				Total Target
Name and Principal Position	Base Salary	MICP	LTIP	Compensation

John R. Eckel, Jr. Chairman of the Board and Chief Executive Officer	61%	39%	0%	100%
R. Bruce Northcutt President and Chief Operating Officer	43%	24%	33%	100%
John A. Raber Executive Vice President; President and Chief Operating Officer, Rocky Mountains	45%	22%	33%	100%
Matthew J. Assiff Senior Vice President and Chief Financial Officer	48%	24%	28%	100%
Ronald W. Bopp Senior Vice President, Corporate Development	49%	24%	27%	100%

Because our Chief Executive Officer has an approximately 4.4% indirect equity interest in our company, he and the Committee have agreed that opportunities to earn additional compensation through long-term incentive awards are not required to align his interests with those of our unitholders. Accordingly, no LTIP awards have been made to our Chief Executive Officer, although he remains eligible to receive future awards. Equity ownership is not otherwise a factor in award determination, as we do not want to discourage executives from holding significant amounts of our equity.

Base Salary.  Base pay is a critical element of executive compensation because it provides executives with a base level of fixed annual cash compensation. Base salaries of our executive officers are reviewed annually by the Compensation Committee, with adjustments made based upon consideration of any increases in the cost of living, job performance of the executive officer over time, the expansion of duties and responsibilities, if any, of the executive officer and market salary levels, including those in effect in the midstream natural gas industry. No specific weight or emphasis is placed upon any one of these factors. By reviewing the salary data of other companies from time to time, we intend to ensure that the base salaries established by the Compensation Committee are generally within the range of base salaries paid by similarly-situated companies.

The Compensation Committee conducted its annual review of base salaries of all executive officers in November 2006 and 2007, and as a result, approved base salary increases for executive officers effective January 1, 2007 and January 1, 2008, respectively. In approving these increases for 2007 and 2008, the Compensation Committee primarily considered (i) an analysis of survey information provided by its independent compensation consultant, (ii) individual performance, (iii) the salary levels among our executive officers and (iv) the effect of our company’s growth on the responsibilities of each executive officer.

The following increases for our named executive officers were effective January 1, 2007:

Name	Increase	Base Salary

John R. Eckel, Jr.	$26,000	$375,000
R. Bruce Northcutt	$36,000	$280,000
John A. Raber	$14,000	$280,000
Matthew J. Assiff	$40,000	$240,000
Ronald W. Bopp	$11,000	$235,000

The following increases for our named executive officers were effective January 1, 2008:

Name	Increase	Base Salary

John R. Eckel, Jr.	$55,000	$430,000
R. Bruce Northcutt	$25,000	$305,000
John A. Raber	$15,000	$295,000
Matthew J. Assiff	$15,000	$255,000
Ronald W. Bopp	$9,000	$244,000

The total increase in base salaries for named executive officers for the calendar year 2007 represents an aggregate increase of approximately 10% over 2006 base salaries. The total increase in base salaries for named executive officers for the calendar year 2008 represents an aggregate increase of approximately 8% over 2007 base salaries.

Short-Term Non-Equity Incentive Compensation.  In February 2005, we adopted the MICP, which provides for annual cash bonus opportunities for executive officers, including the Chief Executive Officer, and certain key employees based upon the achievement of a combination of individual performance goals and company operational and financial objectives. The MICP is intended to focus our executive officers’ efforts through the establishment of individual goals and to reward executive officers for financial performance that creates value for our unitholders. Target incentive opportunities under the MICP are established each year by the Compensation Committee as a percentage of base salary in effect as of July 1 of that year. When target performance is achieved, these awards are intended to be competitive with short-term cash incentive compensation available for comparable positions in comparable companies. In addition to target bonus awards, the MICP also provides the Compensation Committee with the ability to make special incentive awards in recognition of exemplary performance by an executive officer with respect to a specified project or issue. Under the MICP, no participant may receive a cash bonus award that exceeds 200% of his or her annual base salary during any calendar year, or a special incentive award that exceeds 50% of his or her annual base salary during any calendar year.

The MICP provides for the adoption by the Compensation Committee of annual guidelines for the administration of the plan, which include annual target awards, annual financial objectives and the percentage of each target award attributable to financial and individual objectives. Because the financial objectives are intended to be consistent with our company performance goals, they are subject to the further approval of our Board of Directors. The guidelines also provide for the establishment of individual objectives for each plan participant. Depending upon the participant’s role in our company, a participant’s individual objectives generally include a combination of financial, strategic and operational objectives. Individual objectives are originated by each participant and reviewed by the participant’s supervisor and our Chief Executive Officer. Each individual objective is assigned a percentage weight, the sum of which comprises the portion of the target award attributable to the achievement of individual objectives. Based upon a determination by the Committee, a plan participant is entitled to the portion of his or her target award attributable to each individual objective to the extent of achievement of such objective. Once awards under the MICP are determined pursuant to the formulation set forth in the guidelines, the Chief Executive Officer recommends to the Committee the amount of each award (except for the amount of his own award), which may be more or less than the award determined pursuant to the guidelines. The Committee then has the sole and absolute discretion to determine the amount of any award under the plan for each participant.

Upon the recommendation of the Compensation Committee, the Board of Directors approved a single financial objective under the MICP for each of the plan years 2006 through 2008. This financial objective is based upon our attaining, on an annual basis, one of three levels (threshold, target or maximum) of cash available for distribution to our unitholders, which we refer to as distributable cash flow per unit. Upon the company’s achievement of the threshold, target or maximum levels of distributable cash flow per unit, a plan participant would be entitled to 50%, 100% or 150%, respectively, of the portion of his or her target award attributable to the achievement of the financial objective. When performance falls between the threshold level and the target level or between the target level and the maximum level, the amount of the bonus is determined by straight-line interpolation.

By designating the financial objective under the MICP for the 2006-2008 plan years as distributable cash flow per unit, the Committee and the Board have recognized the significance to our unitholders of distributable cash flow as an important non-GAAP financial measure, since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rate. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the market value of a unit of such an entity is significantly influenced by the amount of cash distributions the entity can pay to a unitholder. For a discussion of how we calculate distributable cash flow, please read Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operation — How We Evaluate Our Operations — Distributable Cash Flow” of our annual report on Form 10-K for the fiscal year ended December 31, 2007, incorporated by reference into this proxy statement.

For the plan years 2006 through 2008, the Board approved target levels of distributable cash flow per unit between 10% and 20% above budgeted amounts. Threshold levels of distributable cash flow per unit for each year were set slightly below budgeted amounts, while maximum levels were set between 32% and 46% above budgeted amounts. In making the annual determination of the threshold, target and maximum levels of distributable cash flow per unit, the Committee and the Board consider the specific circumstances facing us during the relevant year. For 2006 and 2007, our distributable cash flow per unit fell between the target and maximum levels, resulting in a payout percentage of 127% and 135%, respectively of each participant’s target award opportunity attributable to the MICP financial objective for 2006 and 2007. Generally, the Committee seeks to set the threshold, target and maximum levels such that the relative challenge of achieving the target level is consistent from year to year.

2007 MICP Awards.  In February 2007, the Compensation Committee adopted guidelines for the MICP for calendar year 2007, which provided that 50% of each plan participant’s 2007 target award was attributable to the achievement of the financial objective and 50% of the target award was attributable to the achievement of individual objectives. These guidelines also established for calendar year 2007 target awards for each named executive officer, expressed as a percentage of base annual salary as follows:

Name	Target Award

John R. Eckel, Jr.	65%
R. Bruce Northcutt	55%
John A. Raber	50%
Matthew J. Assiff	50%
Ronald W. Bopp	50%

The guidelines further provided that the Compensation Committee and the Chief Executive Officer would approve all participants’ individual objectives. The 2007 individual objectives for the named executive officers generally included the following, depending on the officer’s role in our company:

•	financial related objectives — achieve targeted total unitholder return, provide access to capital markets, improve credit ratings and expand analyst coverage;

•	strategic objectives — develop succession plans and develop and pursue acquisition opportunities; and

•	operational objectives — meet budget targets, successfully integrate acquired assets or operations and meet environmental, health and safety goals.

Based on the Compensation Committee’s evaluation of individual performance and our company’s achievement of the financial objective for 2007, incentive compensation under our MICP for 2007 was calculated for each of our named executive officers as shown below:

	Financial	Individual	Percent Target	2007 MICP
Name	Objective	Objectives	Achieved	Award

John R. Eckel, Jr.	135%	95%	115%	$280,000
R. Bruce Northcutt	135%	94%	115%	$176,400
John A. Raber	135%	100%	118%	$164,500
Matthew J. Assiff	135%	100%	118%	$141,000
Ronald W. Bopp	135%	108%	122%	$142,800

2008 MICP Administrative Guidelines.  In February 2008, the Compensation Committee adopted guidelines for the MICP for 2008, which provide that 75% of each plan participant’s 2008 target award is attributable to the achievement of the financial objective and 25% of the target award is attributable to the achievement of individual objectives. The Compensation Committee considered the recommendation of our independent compensation consultant, and the consultant’s view of market trends with respect to individual objectives as a component of incentive compensation, when the Committee changed the percentages attributable to the achievement of the financial objective and the individual objectives from those of prior years. While it continues to consider individual objectives important measures of performance, the Committee believes that for officers at the executive level in particular, the change in percentages reflects the importance of the financial objective to the success of our company.

The Compensation Committee approved individual objectives for MICP participants who are officers of our company or heads of our operating subsidiaries and our Chief Executive Officer approved individual objectives for all other participants. Since the 2008 guidelines reflect an increase in the financial objective component of each participant’s target award from 50% to 75%, the 2008 individual objectives for our named executive officers do not include financial related goals and therefore generally reflect strategic objectives, including organizational objectives, and operational objectives that are substantially similar to the 2007 individual objectives.

Upon the recommendation of the Compensation Committee, the Board again approved a single financial objective under the MICP for 2008. The financial objective is based on our company attaining certain levels of distributable cash flow on a per unit basis. Upon the achievement of the threshold, target or maximum levels of distributable cash flow, a plan participant will be entitled to 50%, 100% or 150%, respectively, of the portion of his or her target award attributable to the achievement of the financial objective.

The following table reflects target awards under the MICP to our named executive officers for 2008:

	2008 Target	Estimated 2008
Name	Award %(1)	Target Award(2)

John R. Eckel, Jr.	65%	$279,500
R. Bruce Northcutt	55%	167,750
John A. Raber	50%	147,500
Matthew J. Assiff	50%	127,500
Ronald W. Bopp	50%	122,000

(1)	As a percentage of base compensation in effect as of July 1, 2008; 75% of the 2008 target award is attributable to achievement of the 2008 financial objective and the remaining 25% to the achievement of individual objectives.

(2)	Estimate based upon base compensation in effect as of January 1, 2008.

The 2008 guidelines provide that in no circumstance will any bonus be paid for 2008 if the per unit cash distribution paid to our unitholders with respect to any quarter in 2008 is less than the minimum quarterly distribution set forth in our limited liability company agreement.

Long-Term Incentive Compensation.  The long-term incentive portion of our executive compensation program is administered through our LTIP, which was established in November 2004 in anticipation of our initial public offering. The plan provides a means by which our employees, including executive officers, may acquire an economic interest in our company’s future financial success. We believe that awards under our LTIP enhance an employee’s desire to remain with us and to devote his or her best efforts to our business as well as more closely align the employee’s and unitholders’ long-term interests.

Upon the closing of our initial public offering in November 2004 and as part of a comprehensive option grant to all our employees, the Board made initial option awards under the LTIP to each of our then executive officers (with the exception of the Chief Executive Officer). Since that time, we have awarded options, restricted units and phantom units, or a combination thereof, to certain executive officers upon commencement of employment, to satisfy certain contractual obligations or to acknowledge superior performance; and to all executive officers in connection with annual LTIP awards to all employees.

The Committee believes that annual opportunities to earn additional long-term incentive compensation are an integral part of a total compensation strategy that is consistent with market practice, retains key talent in very competitive markets and achieves an economic alignment between employee and unitholder interests. Accordingly, at its second quarter 2006 meeting, the Committee implemented an annual LTIP award program for the consideration of grants of LTIP awards to all employees, including executive officers, at the Committee’s second quarter meeting each year. As a result, each of our executive officers (with the exception of our Chief Executive Officer) received grants of options and restricted units at the Committee’s second regular quarterly meeting in 2006 and grants of phantom units at the Committee’s second regular quarterly meeting in 2007. The Committee decided to award phantom units in 2007 principally because of the administrative efficiencies afforded by phantom units, which, unlike restricted units, can easily be settled net of taxes upon vesting. Additionally, under the valuation models we use, we are able to achieve our compensation targets using a smaller number of phantom units, as opposed to unit options. The Committee intends to review the form of LTIP award each year in connection with its consideration and approval of annual LTIP awards.

As part of our annual consideration of LTIP awards to participants, in June 2007, the Committee approved the grant of an aggregate of 18,520 phantom units to the named executive officers (excluding the Chief Executive Officer). In determining the number of phantom units that were granted to named executive officers, we calculated the target award value by multiplying a participant’s annual base salary by the percentage target grant value we had established based on our compensation consultant’s review of market data. Target award values for 2007 are shown in the table below:

Target Award
Name	Value as a % of Salary

John R. Eckel, Jr.	0%
R. Bruce Northcutt	75%
John A. Raber	75%
Matthew J. Assiff	60%
Ronald W. Bopp	55%

To determine the number of phantom units that would need to be awarded to meet the target value for each named executive officer, the target value was divided by the expected value of a common unit on the date of grant. Expected value was determined by multiplying the fair market value of our common units by 87.07%, which was the ratio calculated for us by Towers Perrin, an independent consultant, taking into account the vesting schedule of the award, the volatility of our common unit price and the distribution yield on our common units. The final number of phantom units awarded to each named executive officer was adjusted in some cases to take into account (i) the individual’s position, scope of responsibility and ability to affect profits and unitholder value, (ii) the individual’s historic and recent performance and (iii) the value of LTIP awards in relation to other elements of compensation. We also considered the compensation expense that we are required to recognize under SFAS No. 123(R). For further information regarding these awards, please refer to our Grants of Plan-Based Awards During 2007 table. No other LTIP awards were made to our named executive officers during 2007.

All unit options awarded to our executive officers incorporate the following features:

•	The term of the option is ten years;

•	The grant price is not less than the market price on the date of grant;

•	Grants do not include “reload” provisions;

•	Options vest 20% per year over a period of five years beginning with the first anniversary of the grant date; and

•	Options become fully vested upon death, disability or a change in control of our company.

All restricted units awarded to our executive officers incorporate the following features:

•	Restricted units vest in equal amounts over a period of three to five years;

•	Distributions on restricted units accrue, without interest, until the restricted units vest or are forfeited; and

•	Restricted units become fully vested upon death, disability, termination other than “for cause” or a change in control of our company.

All phantom unit awards made to our executive officers incorporate the following features:

•	Phantom units vest 20% per year over a period of five years;

•	Distributions on phantom units accrue, without interest, until the phantom units vest or are forfeited; and

•	Phantom units become fully vested upon death, disability, retirement or a change in control of our company.

In February 2007, the Committee adopted formal procedures relating to the approval of awards under our LTIP. With respect to awards to our executive officers, these procedures provide that:

•	Annual awards to executive officers will be considered at the Committee’s second regular quarterly meeting each year, to be granted effective on the date of the meeting;

•	An award by the Committee to a new executive officer, who is not an existing employee or independent contractor consultant of the company, will be effective on the later of the date of approval by the Committee or commencement of employment;

•	An award by the Committee (i) to a new executive officer, who is an existing employee or independent contractor consultant of the company, or (ii) to an existing executive officer (other than in connection with the annual award process) will be effective on the first trading day of the month following the date of approval by the Committee; and

•	The exercise price for each award of options or unit appreciation rights will be equal to the “fair market value” of our common units on the effective date of the grant, which pursuant to the terms of the LTIP, will be the closing sale price of a common unit on such date (or, if there is no trading on such date, the preceding date on which there was trading) as reported in The Wall Street Journal.

Prior to adoption of these formal procedures, all awards to executive officers were effective as of the later of the date of the requisite approval of the award or the date of commencement of employment with the exercise price equal to the “fair market value” of a common unit on such date as defined in the LTIP.

Retirement Savings Opportunity.  All employees, including our named executive officers may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. We provide this plan to help our employees save for retirement in a tax-efficient manner. For 2008, each employee may make pre-tax contributions of up to $15,500 ($20,500 if the employee is age 50 or older) of his or her base salary. During the fiscal year ended December 31, 2007, we made “safe harbor” contributions to the 401(k) Plan totaling 3% of compensation (subject to certain adjustments) for each eligible employee, including our named executive officers (up to a maximum amount of $6,750), and the same 3% “safe harbor” contribution has been approved for 2008 (up to a maximum amount of $6,900). As contributions are made throughout the year, plan participants become fully vested in the amounts contributed.

Health and Welfare Benefits.  All eligible employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Perquisites.  We do not provide perquisites and other personal benefits exceeding a total value of $10,000 to any executive officer.

Unit Ownership Guidelines

Unit ownership guidelines have not been implemented by the Compensation Committee for our executive officers. We will continue to periodically review best practices and re-evaluate our position with respect to unit ownership guidelines.

Insider Trading Policy

Our Insider Trading Policy states that our directors, executive officers and employees, including the named executive officers, may not purchase or sell puts or calls to sell or buy our units, engage in short sales with respect to our units or buy our units on margin.

Accounting for Unit-Based Compensation

On January 1, 2006, we began accounting for awards under our LTIP in accordance with the requirements of SFAS No. 123(R), which requires the grant date fair value of the award to be recognized as compensation expense over the vesting period of the award. For additional information regarding our adoption of SFAS 123(R), please read Note 2 to our Consolidated Financial Statements, “Summary of Significant Accounting Policies — Share-Based Payment,” contained in Item 8 of our Annual Report of Form 10-K for the fiscal year ended December 31, 2007, incorporated by reference into this proxy statement.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, our named executive officers, for the fiscal years ended December 31, 2007 and 2006.

					Non-Equity
			Unit	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)(5)	($)

John R. Eckel, Jr.	2007	375,000	—	—	280,000	6,750	661,750
	2006	349,000	—	—	240,000	6,600	595,600
R. Bruce Northcutt	2007	280,000	53,826	13,989	176,400	6,750	544,954
	2006	244,000	15,573	9,960	137,900	6,600	414,033
John A. Raber	2007	280,000	218,411	43,796	164,500	6,750	757,253
	2006	263,500	180,701	39,963	149,000	6,600	639,764
Matthew J. Assiff	2007	240,000	37,222	9,627	141,000	6,750	444,226
	2006	200,000	10,852	6,816	110,300	6,600	334,568
Ronald W. Bopp	2007	235,000	220,911 (6)	29,578	142,800	6,750	780,800
	2006	224,000	170,323 (6)	27,004	110,300	6,600	538,227

(1)	The amounts included in the “Unit Awards” column reflect the dollar amount of compensation expense we recognized with respect to these awards for the fiscal years ended December 31, 2007 and December 31, 2006, in accordance with SFAS 123(R) and thus include amounts attributable to awards granted in and prior to 2007. The amount is based upon fair value on the date of grant. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(2)	The amounts included in the “Option Awards” column reflect the dollar amount of compensation expense we recognized for the fiscal years ended December 31, 2007 and 2006, in accordance with SFAS 123(R) and thus include amounts attributable to awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are discussed in Note 8 to our Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2007, incorporated by reference to this proxy statement. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives. The material terms of our outstanding LTIP awards to our executive officers are described in “Compensation Discussion and Analysis — Our Executive Compensation Program — Long-Term Incentive Compensation.”

(3)	Reflects amounts earned in 2007 and 2006 plan years but paid, respectively, in 2008 and 2007.

(4)	Reflects contributions to the company’s 401(k) Plan for each named executive officer.

(5)	The company does not provide perquisites and other personal benefits exceeding a total value of $10,000 to any named executive officer.

(6)	Includes $104,388 and $61,000 for 2007 and 2006, respectively of compensation expense recognized by us in accordance with SFAS 123(R) in connection with an amendment to a restricted unit award held by Mr. Bopp in May 2006.

Grants of Plan-Based Awards During 2007

						Grant
						Date Fair
						Value for
		Estimated Future Payouts Under			Phantom	Phantom
		Non-Equity Incentive Plan Awards(1)			Unit	Unit
	Grant	Threshold	Target	Maximum	Awards	Awards
Name	Date	($)(2)	($)(3)	($)(4)	(#)	($)(5)

John R. Eckel, Jr.	N/A	0	243,750	365,625	—	—
R. Bruce Northcutt	N/A	0	154,000	231,000	—	—
	6/12/07	—	—	—	5,610	$232,535
John A. Raber	N/A	0	140,000	210,000	—	—
	6/12/07	—	—	—	5,610	$232,535
Matthew J. Assiff	N/A	0	120,000	180,000	—	—
	6/12/07	—	—	—	3,850	$159,583
Ronald W. Bopp	N/A	0	117,500	176,250	—	—
	6/12/07	—	—	—	3,450	$143,003

(1)	We provide annual cash bonus opportunities for executive officers and certain key employees pursuant to our MICP. For the 2007 plan year, 50% of each target award under the MICP was attributable to the achievement of a specified financial objective and the remaining 50% was based upon the achievement of individual objectives. The columns under this heading reflect the minimum, target and maximum amounts that could have been paid to the named executive officers for the 2007 plan year based upon achievement of 2007 financial and individual objectives. The actual amounts paid to each named executive officer for the 2007 plan year are set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

(2)	This column reflects the minimum amounts that were payable to named executive officers under the MICP for 2007.

(3)	This column reflects the amounts named executive officers would have received if we had achieved the target level related to the 2007 financial objective under the MICP and the officers had achieved 100% of the individual objectives established by the Committee.

(4)	This column reflects the amounts named executive officers would have received if we had achieved the maximum level related to the 2007 financial objective and the officers had achieved 150% of the individual objectives established by the Committee. The amounts reflected in this column do not reflect any additional discretionary amounts or special incentive awards that could have been awarded in 2007 to a named executive officer by the Committee, up to a maximum total annual award under the MICP of 200% of base salary as of July 1, 2007.

(5)	This column reflects the grant date fair value for each award under SFAS 123(R) granted to each named executive officer and is based upon the fair value on the date of grant. The grant date fair value is the amount we would expense in our financial statements over the award’s vesting period.

Outstanding Equity Awards at December 31, 2007

	Option Awards					Unit Awards			Phantom Units
	Number of							Market			Market
	Securities	Number of						Value			Value of
	Underlying	Securities		Option		Number of		of Unvested	Number of		Unvested
	Unexercised	Underlying		Exercise	Option	Unvested		Restricted	Unvested		Phantom
	Exercisable	Unexercisable		Price	Expiration	Restricted		Units	Phantom		Units
Name	Options	Options		($)	Date(1)	Units		($)(2)	Units		($)(2)

John R. Eckel, Jr.	—	—		—	—	—		—	—		—
R. Bruce Northcutt	18,000	12,000	(3)	$10.00	11/15/14	4,592	(4)	$166,919	5,610	(5)	203,924
	3,124	12,496	(6)	$23.255	05/25/16	—		—	—		—
John A. Raber	8	35,424	(7)	$20.250	08/01/15	24,576	(8)	$893,338	5,610	(5)	203,924
	2,972	11,888	(6)	$23.255	05/25/16	4,368	(4)	$158,777	—		—
Matthew J. Assiff	12,000	8,000	(3)	$10.00	11/15/14	3,200	(4)	$116,320	3,850	(5)	139,948
	2,180	10,900	(6)	$23.255	05/25/16	—		—	—		—
Ronald W. Bopp	24,000	36,000	(9)	$14.925	04/18/15	6,666	(10)	$242,309	3,450	(5)	125,408
	1,996	7,984	(6)	$23.255	05/25/16	2,928	(4)	$106,433	—		—

(1)	Options expire ten years from date of grant.

(2)	Based on the closing sales price of our common units on December 31, 2007 of $36.35.

(3)	These unit options vest in two equal annual installments beginning November 15, 2008.

(4)	These restricted units vest in four equal annual installments beginning August 15, 2008.

(5)	These phantom units vest in five equal annual installments beginning May 15, 2008.

(6)	These unit options vest in four equal annual installments beginning May 25, 2008.

(7)	These unit options vest in three equal annual installments beginning August 1, 2008.

(8)	These restricted units vest in three equal annual installments beginning August 1, 2008.

(9)	These unit options vest in three equal annual installments beginning April 18, 2008.

(10)	These restricted units vested on February 15, 2008.

Option Exercises and Stock Vested in 2007

	Number of
	Units	Value	Units	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

John R. Eckel, Jr.	—	—	—	—
R. Bruce Northcutt	—	—	1,148	44,761	(1)
John A. Raber	11,804 (2)	180,483 (2)	8,192	329,482	(3)
	11,804 (4)	196,891 (4)	1,092	42,577	(1)
Matthew J. Assiff	—	—	800	31,192	(1)
Ronald W. Bopp	—	—	3,333	217,478	(5)
	—	—	732	28,541	(1)

(1)	Based on closing sales price of $38.99 on August 15, 2007 vesting date.

(2)	Reflects the difference between the closing price for our common units of $35.54 on October 1, 2007, the date of exercise, and the option exercise price of $20.25. Exercised pursuant to Mr. Raber’s 10b5-1 trading plan.

(3)	Based on closing sales price of $40.22 on August 1, 2007 vesting date.

(4)	Reflects the difference between the closing price for our common units of $36.93 on October 5, 2007, the date of exercise, and the option exercise price of $20.25. Exercised pursuant to Mr. Raber’s 10b5-1 trading plan.

(5)	Based on closing sales price of $65.25 (which reflects trading price for our units before our March 2007 two-for-one unit split) on February 15, 2007 vesting date.

Employment Agreements, Severance Arrangements, Change in Control Severance Plan and Other Change in Control Provisions

Employment Agreements.  Except with respect to R. Bruce Northcutt, our President and Chief Operating Officer, and John A. Raber, our Executive Vice President and the President and Chief Operating Officer of our wholly-owned Rocky Mountains subsidiaries, we do not have any employment agreements in effect with our named executive officers.

Mr. Northcutt

When Mr. Northcutt commenced employment in April 2003, we had begun to consider our initial public offering and we entered into an employment agreement with him effective April 28, 2003 to ensure that he would perform his role for a reasonable minimum period of time. Mr. Northcutt’s employment agreement had an initial term that expired on April 28, 2005, but the agreement automatically continues from year-to-year thereafter until terminated by Mr. Northcutt or by us. The employment agreement provided for an initial annual base salary of $200,000, which as a result of periodic review is currently $305,000. The agreement also provides for an annual incentive bonus initially targeted at 50% of his base salary, which is payable in the discretion of our Compensation Committee, taking into account his individual performance and our financial performance during the preceding year. Mr. Northcutt’s right with respect to this annual incentive bonus is governed by the terms of our MICP, rather than his employment agreement, for so long as the MICP, or a successor bonus incentive plan, remains in effect. Additionally, Mr. Northcutt is eligible to participate in all other benefit programs for which employees are generally eligible.

Except in the event of termination for cause, termination upon Mr. Northcutt’s death or disability or termination by Mr. Northcutt other than for good reason, the employment agreement provides for a severance payment equal to one year of Mr. Northcutt’s then base salary, continued insurance benefits for one year following termination of employment and reimbursement of reasonable fees incurred by Mr. Northcutt for executive outplacement services. Mr. Northcutt’s employment agreement also includes provisions relating to non-competition, non-solicitation of employees and confidentiality.

Mr. Northcutt would also be eligible to receive certain additional or other payments or benefits pursuant to our MICP, LTIP, or our Change in Control Severance Plan upon his termination of employment or a change in control of our company.

Mr. Raber

In connection with the closing of our acquisition of ScissorTail Energy, effective August 1, 2005, we entered into an employment agreement with Mr. Raber, who had served as President and Chief Operating Officer of ScissorTail since it was formed in July 2000, to ensure continuity of management. Effective August 23, 2007, Mr. Raber resigned as President and Chief Operating Officer of ScissorTail and was elected Executive Vice President of our company and President and Chief Operating Officer of our wholly-owned subsidiary, Copano Energy/Rocky Mountains, L.L.C. In his new role as Executive Vice President, Mr. Raber focuses on strategic initiatives for us and as President and Chief Operating Officer of Copano Energy/Rocky Mountains, he is responsible for operations in the Rocky Mountains region.

Mr. Raber’s employment agreement had an initial term that expired on August 1, 2007, but it automatically continues from year-to-year thereafter until terminated by Mr. Raber or us upon 30 days’ written notice prior to the expiration of the applicable term. The agreement provided for an initial annual base salary of $256,000, which as a result of periodic review is currently $295,000. The agreement also provides for an annual incentive bonus initially targeted at 50% of his base salary, which is governed by the terms of our MICP, or any successor incentive bonus plan. Additionally, Mr. Raber is eligible to participate in all other benefit programs for which employees are generally eligible. Mr. Raber’s employment agreement also includes provisions relating to non-competition, non-solicitation of customers and employees and confidentiality.

Except in the event of termination for cause or termination upon Mr. Raber’s death or disability, the employment agreement provides that upon termination of Mr. Raber’s employment by us or within one year following a change in control of our company or of ScissorTail, Mr. Raber would be entitled to a severance payment equal to one year of his then base salary in effect at the time of termination and would be eligible to receive a pro-rata bonus pursuant to the terms of our MICP, or any successor incentive bonus plan. In addition, upon termination of employment, Mr. Raber’s outstanding awards under our LTIP would automatically vest or become exercisable and he would be also entitled to one year of continued insurance benefits.

Mr. Raber would also be eligible to receive certain additional or other payments or benefits pursuant to our Change in Control Severance Plan upon his termination of employment in connection with a change in control of our company.

Severance Arrangements.  Other than our Change in Control Severance Plan described below, with respect to our named executive officers, the only individual severance arrangements that are in place are those reflected in employment agreements with Mr. Northcutt and Mr. Raber and in an agreement with Mr. Bopp, which we entered into on April 15, 2005 in connection with the commencement of his employment. Pursuant to the agreement with Mr. Bopp, following our termination of his employment other than “for cause,” he would be entitled to the greater of (i) his base salary for 12 months or (ii) any severance amount provided for in a severance plan sponsored by us. As consideration for this severance benefit, Mr. Bopp agreed not to compete with our company for one year following: (i) our termination of his employment for cause or (ii) Mr. Bopp’s voluntarily termination of his employment.

Our MICP and LTIP include provisions with respect to the effect of severance of a participant’s employment upon outstanding awards. An MICP participant, including a named executive officer, whose employment with us ceases by reason of death, disability or retirement on or after reaching age 65 or, if prior to age 65, if approved by the Compensation Committee, or a participant whose employment is terminated by us without “cause” is eligible for an MICP award for the year of termination based on a pro rata portion of the participant’s target award through the participant’s termination date.

Our LTIP provides that if a grantee’s employment is terminated for any reason, the grantee’s options will be automatically forfeited unless, and to the extent, otherwise provided in the award agreement or determined by the Committee in its discretion. To date, all option agreements, including those with named executive officers, have provided that the options will become fully vested upon death or disability (and must be exercised within one year of this vesting), will be forfeited upon termination “for cause,” and otherwise may be exercised for a limited period following termination of employment. All restricted unit awards applicable to employees, including named executive officers, have provided that the restricted units will become fully vested upon death, disability or termination other than “for cause” and otherwise will be forfeited upon termination of employment. All phantom unit awards applicable to employees, including named executive officers, have provided that the phantom units will become fully vested upon death, disability or retirement and will be forfeited upon termination of employment for any other reason.

Change in Control Severance Plan.  Effective December 12, 2007, the Compensation Committee adopted a Change in Control Severance Plan, or CICP, which is designed to assist us in retaining specified key personnel, including our named executive officers, in the context of a change in control transaction. The CICP provides that if a participant’s employment is terminated in connection with a “change in control,” as defined in the CICP, the participant would be entitled to benefits if (i) the termination is by us other than for “cause” or (ii) the termination is by the participant for “good reason,” in each case as defined in the CICP. Upon such termination, a participant would be entitled to receive a lump-sum payment in the amount of the participant’s annual base salary plus the participant’s target bonus under the MICP multiplied by 200% for our officers and officers of our operating subsidiaries and 100% for other participants, as well as continued health insurance benefits for up to 18 months.

Our CICP provides that if the aggregate of payments due under the CICP is greater than the aggregate of payments due under any individual severance agreement or employment agreement, payments made under our CICP will be in lieu of payments owed under any such other arrangement or agreement. If the aggregate of payments due under our CICP is less than the aggregate of payments due under any individual severance agreement or employment agreement, then payments made under such arrangement or agreement will in lieu of payments under our CICP.

The term of the CICP commenced on December 12, 2007 and ends on the later of (i) December 12, 2010, (ii) 18 months after the date of a change in control with respect to which a binding change in control agreement was entered into prior to December 12, 2010, (iii) abandonment or termination of a binding change in control agreement entered into prior to December 12, 2010 or (iv) the date that all CICP participants who have become entitled to plan payments have received those payments in full. Participants in the CICP are designated by the Compensation Committee.

For purposes of our CICP, a change in control is defined as:

•	the acquisition by any person, other than us or our affiliates, of direct or indirect “beneficial ownership” of our securities representing more than 50% of the combined voting power of our then outstanding securities entitled to vote generally in the election of directors;

•	the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, with respect to which persons who were our members immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

•	the sale, lease or disposition (in one or a series of related transactions) of all or substantially all of our company’s assets to any person other than to us or our affiliates;

•	a change in the composition of our Board of Directors, the result of which fewer than a majority of our directors are “incumbent directors”; or

•	the approval by our Board of Directors or our members of a complete or substantially complete liquidation or dissolution.

For purposes of our CICP, cause is defined as: (i) gross negligence or willful misconduct in the performance of duties and services; (ii) willful and continued failure to substantially perform duties and other obligations (for reasons other than physical or mental incapacity); (iii) the commission of any fraudulent act or dishonesty in the course of employment or provision of services; or (iv) conviction of or plea of guilty to any felony that requires an intentional, knowing or reckless mental state (or any such equivalent mental state) under a criminal code, whether or not committed in the course of employment.

For purposes of our CICP, good reason means any of the following that occurs without the participant’s prior written consent and (i) upon a change in control or within 18 months thereafter or (ii) after the entry into a binding change in control agreement but prior to the consummation of such change in control or the abandonment or termination of such binding change in control agreement:

•	a material diminution in base salary (without limiting the interpretation of “material,” a 5% or greater reduction in base salary would be deemed “material” in all circumstances);

•	a material diminution in authority, duties, or responsibilities;

•	a requirement that a participant report to a supervisor, whose authority, duties, or responsibilities are materially diminished in comparison to the authority, duties and responsibilities of the supervisor to whom the participant reported prior to the change in control;

•	a material diminution in the budget over which the participant retains authority;

•	reassignment of the participant to any office located more than 25 miles from the location of the participant’s then current assignment; or

•	any other action or inaction that constitutes a material breach by the company of any employment agreement under which a participant provides services.

Other Change in Control Provisions.  Certain of our other compensatory arrangements provide benefits to our named executive officers upon a change in control. These arrangements are designed to help us attract key employees, preserve employee morale and productivity, and encourage retention in the face of the potential disruptive impact of an actual or potential change in control of our company. In addition, these change in control provisions ensure that the interests of our executives will be materially consistent with the interests of our unitholders when considering corporate transactions. Benefits under certain of these arrangements result from a change in control in and of itself (“single trigger” provisions), while benefits under other of these arrangements, like our CICP, result from both a change in control and a subsequent termination of the employment of the named executive officer (“double trigger” provisions).

In certain circumstances, a MICP participant is entitled to a pro rata portion of his or her target award if the termination of employment occurs in connection with a change in control of our company.

All options, restricted units and phantom units outstanding under our LTIP, including those held by our named executive officers, will vest upon a change in control of our company. For purposes of our LTIP and our MICP, the definition of change in control is the same as that reflected in our CICP.

For amounts payable under all of these severance provisions, please read the “Post-Termination and Change in Control Payments” table and the accompanying footnotes.

Potential Payments Upon Termination or Change in Control

The following is a summary of the estimated potential payments that would have been made to each named executive officer if such officer’s employment had terminated on December 31, 2007 under various scenarios or a change in control of our company had occurred on that date. In accordance with SEC rules, the potential payments were determined under the terms of our plans and arrangements as in effect on December 31, 2007, which are described in our “Compensation Discussion and Analysis.” Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon termination of employment can only be determined at the time of an executive’s separation from our company. Please read “Employment Agreements, Severance Arrangements, Change in Control Severance Plan and Other Change in Control Provisions” for a description of the severance and change in control provisions included in our CICP, MICP and LTIP, as well as the severance arrangement and employment agreements we have with certain named executive officers.

Post-Termination and Change in Control Payments

					Acceleration
				Group	of Unvested	Other
		Salary	Bonus	Insurance	Equity(1)	Comp	Total
Name	Event	($)	($)	($)	($)	($)	($)

John R. Eckel, Jr.(2)	Termination following Change in Control(a)	750,000	487,500	9,036	0	0	1,246,536
	Termination for Cause(b)	0	0	0	0	0	0
	Termination for Good Reason(c)	0	0	0	0	0	0
	Termination Without Cause(d)	0	243,750	0	0	0	243,750
	Retirement(e)	0	243,750	0	0	0	243,750
	Death(f)	0	243,750	0	0	0	243,750
	Disability(g)	0	243,750	0	0	0	243,750
	Change in Control(h)	0	0	0	0	0	0
R. Bruce Northcutt(3)	Termination following Change in Control(a)	560,000	308,000	28,440	850,678	631	1,747,749
	Termination for Cause(b)	0	0	0	0	631	631
	Termination for Good Reason(c)	280,000	0	21,546	0	25,631	327,177
	Termination Without Cause(d)	280,000	154,000	21,546	166,919	25,631	648,096
	Retirement(e)	0	154,000	0	203,924	631	358,555
	Death(f)	0	154,000	0	850,678	631	1,005,309
	Disability(g)	69,041	154,000	0	850,678	631	1,074,350
	Change in Control(h)	0	0	0	850,678	0	850,678

					Acceleration
				Group	of Unvested	Other
		Salary	Bonus	Insurance	Equity(1)	Comp	Total
Name	Event	($)	($)	($)	($)	($)	($)

John A. Raber(4)	Termination following Change in Control(a)	560,000	280,000	28,440	1,982,038	5,496	2,855,974
	Termination for Cause(b)	0	0	0	0	5,496	5,496
	Termination for Good Reason(c)	0	0	0	0	5,496	5,496
	Termination Without Cause(d)	280,000	140,000	21,546	1,982,038	5,496	2,429,080
	Retirement(e)	0	140,000	0	203,924	5,496	349,420
	Death(f)	0	140,000	0	1,982,038	5,496	2,127,534
	Disability(g)	0	140,000	0	1,982,038	5,496	2,127,534
	Change of Control(h)	0	0	0	1,982,038	0	1,982,038
Matthew J. Assiff(5)	Termination following Change in Control(a)	480,000	240,000	16,956	581,256	13,725	1,331,937
	Termination for Cause(b)	0	0	0	0	13,725	13,725
	Termination for Good Reason(c)	0	0	0	0	13,725	13,725
	Termination Without Cause(d)	0	120,000	0	116,320	13,725	250,045
	Retirement(e)	0	120,000	0	139,948	13,725	273,673
	Death(f)	0	120,000	0	581,256	13,725	714,981
	Disability(g)	0	120,000	0	581,256	13,725	714,981
	Change in Control(h)	0	0	0	581,256	0	581,256
Ronald W. Bopp(6)	Termination following Change in Control(a)	470,000	235,000	9,036	1,350,024	19,194	2,083,254
	Termination for Cause(b)	0	0	0	0	19,194	19,194
	Termination for Good Reason(c)	0	0	0	0	19,194	19,194
	Termination Without Cause(d)	235,000	117,500	0	348,766	19,194	720,460
	Retirement(e)	0	117,500	0	125,408	19,194	262,102
	Death(f)	0	117,500	0	1,350,024	19,194	1,486,718
	Disability(g)	0	117,500	0	1,350,024	19,194	1,486,718
	Change in Control(h)	0	0	0	1,350,024	0	1,350,024

(1)	Based on the closing sales price of our common units on December 31, 2007, of $36.35 as reported by the NASDAQ Stock Market LLC.

(2)
(a) Under our CICP, upon termination of Mr. Eckel’s services by us without cause or by Mr. Eckel for good reason following a change in control, Mr. Eckel would have received $750,000 (200% of his base salary), $487,500 (200% of his 2007 MICP target award) and 18 months of continued medical and dental insurance coverage, which we have valued at 2007 costs.

(b)	Upon termination of Mr. Eckel’s services by us for cause, he would have received no severance payments.

(c)	Upon termination of services by Mr. Eckel for good reason (other than following a change in control), he would have received no severance payments.

(d)	Under our MICP, upon termination of Mr. Eckel’s services by us without cause (other than following a change in control), he would have been eligible to receive $243,750 (100% of his 2007 MICP target award).

(e)	Under our MICP, upon Mr. Eckel’s retirement, he would have been eligible to receive $243,750 (100% of his 2007 MICP target award).

(f)	Under our MICP, upon Mr. Eckel’s death, his estate would have been eligible to receive $243,750 (100% of his 2007 MICP target award).

(g)	Under our MICP, upon Mr. Eckel’s disability, he would have been eligible to receive $243,750 (100% of his 2007 MICP target award).

(h)	Upon a change in control of our company without a related termination of Mr. Eckel’s services by us without cause or by Mr. Eckel for good reason, he would receive no change in control payments.

(3)
(a) Under our CICP, upon a termination of Mr. Northcutt’s employment by us without cause or by Mr. Northcutt for good reason following a change in control, Mr. Northcutt would have received $560,000 (200% of his base salary), $308,000 (200% of his 2007 MICP target award) and 18 months of continued medical and dental insurance coverage, which we have valued at 2007 costs. Under our LTIP, all outstanding awards would have vested, resulting in a cash out value to Mr. Northcutt of $850,678. Additionally, Mr. Northcutt would have received payment of his accrued but unused vacation time.

(b)	Upon termination of Mr. Northcutt’s employment by us for cause, he would have received payment of his accrued but unused vacation time pursuant to the terms of his employment agreement with us.

(c)	Pursuant to the terms of his employment agreement with us, upon termination of employment by Mr. Northcutt for good reason (other than following a change in control), he would have received $280,000 (one year’s base salary), one year of continued group insurance coverage, which we have valued at 2007 costs, reimbursement of the costs of executive outplacement services, estimated to be approximately $25,000, and payment of his accrued but unused vacation time.

(d)	Upon termination of Mr. Northcutt ’s employment by us without cause (other than following a change in control), pursuant to the terms of his employment agreement with us, he would have received $280,000 (one year’s base salary), one year of continued group insurance coverage, which we have valued at 2007 costs, reimbursement of the costs of executive outplacement services, estimated to be approximately $25,000, and payment of his accrued but unused vacation time. Under our MICP, he would have been eligible to receive $154,000 (100% of his 2007 MICP target award). Under our LTIP, all outstanding restricted unit awards would have vested, resulting in a cash out value to Mr. Northcutt of $166,911.

(e)	Under our MICP, upon Mr. Northcutt’s retirement, he would have been eligible to receive $154,000 (100% of his 2007 MICP target award). Under our LTIP, all outstanding phantom unit awards would have vested, resulting in a cash out value to Mr. Northcutt of $203,924. Additionally, Mr. Northcutt would have received payment of his accrued but unused vacation time.

(f)	Under our MICP, upon Mr. Northcutt’s death, his estate would have been eligible to receive $154,000 (100% of his 2007 MICP target award). Under our LTIP, all outstanding awards would have vested, resulting in a cash out value to Mr. Northcutt’s estate of $850,678. Additionally, pursuant to the terms of his employment agreement with us, Mr. Northcutt’s estate would have received payment of his accrued but unused vacation time.

(g)	Under our MICP, upon Mr. Northcutt’s disability, he would have been eligible to receive $154,000 (100% of his 2007 MICP target award). Under our LTIP, all outstanding awards would have vested, resulting in a cash out value to Mr. Northcutt of $850,678. Additionally, pursuant to the terms of his employment agreement with us, Mr. Northcutt would have received payment of his accrued but unused vacation time and payment of $69,041 as continued payment of his base salary from the date of his termination through the date our disability insurance payments to him would have begun.

(h)	Upon a change in control of our company without a related termination of Mr. Northcutt’s services by us without cause or by Mr. Northcutt for good reason, he would receive no change in control payments; however, under our LTIP, all outstanding awards would vest, resulting in a cash out value to Mr. Northcutt of $850,678.

(4)
(a) Under our CICP, upon termination of Mr. Raber’s employment by us without cause or by Mr. Raber for good reason following a change in control, Mr. Raber would have received $560,000 (200% of his base salary), $280,000 (200% of his 2007 MICP target award) and 18 months of continued medical and dental insurance coverage, which we have valued at 2007 costs. Under our LTIP, all outstanding awards would have vested, resulting in a cash out value to Mr. Raber of $1,982,038. Additionally, Mr. Raber would have received payment of his accrued but unused vacation time. Pursuant to the terms of his employment agreement with us, upon termination of Mr. Raber following a change in control of ScissorTail, Mr. Raber would have received $280,000 (one-half of the amount reflected in the “Salary” column), $140,000 (one-half of the amount reflected in the “Bonus” column) and one year of continued group insurance coverage, which we have valued at 2007 costs of $21,546. Additionally under our LTIP, all outstanding awards would have vested, resulting in a cash out value to Mr. Raber of $1,982,038. Mr. Raber also would have received payment of his accrued but unused vacation time.

(b)	Upon termination of Mr. Raber’s employment by us for cause, he would have received payment of his accrued but unused vacation time pursuant to the terms of his employment agreement with us.

(c)	Upon termination of employment by Mr. Raber for good reason (other than following a change in control), he would have received payment of his accrued but unused vacation.

(d)	Upon the termination of Mr. Raber’s employment by us without cause (other than following a change in control), pursuant to the terms of his employment agreement with us, he would have received $280,000 (one year’s base salary), one year of continued group insurance coverage, which we have valued at 2007 costs, $140,000 (100% of his 2007 MICP target award) and all outstanding awards would have vested, resulting in a cash out value to Mr. Raber of $1,982,038. Additionally, Mr. Raber would have received payment of his accrued but unused vacation time.

(e)	Under our MICP, upon Mr. Raber’s retirement, he would have been eligible to receive $140,000 (100% of 2007 MICP target award). Under the LTIP, all outstanding phantom unit awards would have vested, resulting in a cash out value to Mr. Raber of $203,924. Additionally, Mr. Raber would have received payment of his accrued but unused vacation time.

(f)	Under our MICP, upon Mr. Raber’s death, his estate would have been eligible to receive $140,000 (100% of his 2007 MICP target award). Under our LTIP, all outstanding awards would have vested resulting in a cash out value to Mr. Raber’s estate of $1,982,038. Additionally, pursuant to the terms of his employment agreement with us, Mr. Raber’s estate would have received payment of his accrued but unused vacation time.

(g)	Under our MICP, upon Mr. Raber’s disability, he would have been eligible to receive $140,000 (100% of his 2007 MICP target award). Under our LTIP, all outstanding awards would have vested, resulting in a cash out value to Mr. Raber of $1,982,038. Additionally, pursuant to the terms of his employment agreement with us, Mr. Raber would have received payment of his accrued but unused vacation time.

(h)	Upon a change in control of our company or of ScissorTail without a related termination of Mr. Raber’s services by us without cause or by Mr. Raber for good reason, he would receive no change in control payments; however, under our LTIP, all outstanding awards would vest, resulting in a cash out value to Mr. Raber of $1,982,038.

(5)
(a) Under our CICP, upon a termination of Mr. Assiff’s employment by us without cause or by Mr. Assiff for good reason following a change in control, Mr. Assiff would have received $480,000 (200% of his base salary), $240,000 (200% of his 2007 MICP target award) and 18 months of continued medical and dental insurance coverage, which we have valued at 2007 costs. Under our LTIP, all outstanding awards would have vested, resulting in a cash out value to Mr. Assiff of $581,256. Additionally, Mr. Assiff would have received payment of his accrued but unused vacation time.

(b)	Upon termination of Mr. Assiff’s employment by us for cause, he would have received payment of his accrued but unused vacation time.

(c)	Upon the termination of employment by Mr. Assiff for good reason (other than following a change in control), he would have received payment of his accrued but unused vacation.

(d)	Under our MICP, upon termination of Mr. Assiff’s employment by us without cause (other than following a change in control), he would have been eligible to receive $120,000 (100% of his 2007 MICP target award). Under our LTIP, all outstanding restricted unit awards would have vested, resulting in a cash out value to Mr. Assiff of $116,320. Additionally, Mr. Assiff would have received payment of his accrued but unused vacation time.

(e)	Under our MICP, upon Mr. Assiff’s retirement, he would have been eligible to receive $120,000 (100% of his 2007 MICP target award). Under our LTIP, all outstanding phantom unit awards would have vested, resulting in a cash out value to Mr. Assiff of $139,948. Additionally, Mr. Assiff would have received payment of his accrued but unused vacation time.

(f)	Under our MICP, upon Mr. Assiff’s death, his estate would have been eligible to receive $120,000 (100% of his 2007 MICP target award). Under our LTIP, all outstanding awards would have vested, resulting in a cash out value to Mr. Assiff’s estate of $581,256. Additionally, Mr. Assiff’s estate would have received payment of his accrued but unused vacation time.

(g)	Under our MICP, upon Mr. Assiff’s disability, he would have been eligible to receive $120,000 (100% of his 2007 MICP target award). Under our LTIP, all outstanding awards would have vested, resulting in a cash out value to Mr. Assiff of $581,256. Additionally, Mr. Assiff would have received payment of his accrued but unused vacation time.

(h)	Upon a change in control of our company without a related termination of Mr. Assiff’s services by us without cause or by Mr. Assiff for good reason, he would receive no change in control payments; however, under our LTIP, all outstanding awards would vest resulting in a cash out value to Mr. Assiff of $581,256.

(6)
(a) Under our CICP, upon a termination of Mr. Bopp’s employment by us without cause or by Mr. Bopp for good reason following a change in control, Mr. Bopp would have received $470,000 (200% of his base salary), $235,000 (200% of his 2007 MICP target award) and 18 months of continued medical and dental insurance coverage, which we have valued at 2007 costs. Under our LTIP, all outstanding awards would have vested, resulting in a cash out value to Mr. Bopp of $1,350,024. Additionally, Mr. Bopp would have received payment of his accrued but unused vacation time.

(b)	Upon termination of Mr. Bopp’s employment by us for cause, he would have received payment of his accrued but unused vacation time.

(c)	Upon termination of employment by Mr. Bopp for good reason (other than following a change in control), he would have received payment of his accrued but unused vacation.

(d)	Upon termination of Mr. Bopp’s employment by us without cause (other than following a change in control), he would have received $235,000 (one year’s base salary) pursuant to the terms of our severance arrangement with him. Under our MICP, he would have been eligible to receive $117,500 (100% of his 2007 MICP target award). Under our LTIP, all outstanding restricted unit awards would have vested, resulting in a cash out value to Mr. Bopp of $348,766. Additionally, Mr. Bopp would have received payment of his accrued but unused vacation time.

(e)	Under our MICP, upon Mr. Bopp’s retirement, he would have been eligible to receive $117,500 (100% of his 2007 MICP target award). Under our LTIP, all outstanding phantom unit awards would have vested, resulting in a cash out value to Mr. Bopp of $125,408. Additionally, Mr. Bopp would have received payment of his accrued but unused vacation time.

(f)	Under our MICP, upon Mr. Bopp’s death, his estate would have been eligible to receive $117,500 (100% of his MICP 2007 target award). Under our LTIP, all outstanding awards would have vested, resulting in a cash out value to Mr. Bopp’s estate of $1,350,024. Additionally, Mr. Bopp’s estate would have received payment of his accrued but unused vacation time.

(g)	Under our MICP, upon Mr. Bopp’s disability, he would have been eligible to receive $117,500 (100% of his 2007 MICP target award). Under our LTIP, all outstanding awards would have vested, resulting in a cash out value to Mr. Bopp of $1,350,024. Additionally, Mr. Bopp would have received payment of his accrued but unused vacation time.

(h)	Upon a change in control of our company without a related termination of Mr. Bopp’s services by us without cause or by Mr. Bopp for good reason, he would receive no change in control payments; however, under our LTIP, all outstanding awards would vest resulting in a cash out value to Mr. Bopp of $1,350,024.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted By:

Compensation Committee

William L. Thacker, Chairman
Scott A. Griffiths
T. William Porter

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2007 regarding our LTIP, under which our common units are authorized for issuance to our employees, consultants and directors and to employees of Copano Operations who provide services to us.

Number of Units
	Number of			Remaining Available
	Securities to be			for Future Issuance
	Issued upon		Weighted Average	Under Equity
	Exercise/Vesting of		Exercise Price of	Compensation Plans
	Outstanding		Outstanding	(Excluding Units
	Options, Warrants		Options, Warrants	Reflected in
	and Rights		and Rights	Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by unitholders(1)	1,543,642	(2)	$22.60	2,885,373	(3)
Equity compensation plan not approved by unitholders	—		—	—

Total(4)	1,543,642		$22.60	2,885,373

(1)	Our sole equity compensation plan is our LTIP, which was approved by our members prior to our initial public offering.

(2)	Excludes 241,181 issued and outstanding restricted units. Includes 100,795 phantom units and options to purchase 1,442,847 common units.

(3)	Determined by reference to the formula described below under “Units Authorized for Issuance.”

(4)	Of the 1,442,847 unit options outstanding at December 31, 2007, 362,646 were exercisable.

LTIP Awards.  Generally, awards under our LTIP are subject to vesting over time as determined by our Compensation Committee and, prior to vesting, are subject to forfeiture. LTIP awards vest upon a change of control, unless provided otherwise by the Compensation Committee, and may vest in other circumstances, as approved by the Compensation Committee and reflected in an award agreement.

Unit options granted under our LTIP have an exercise price that may not be less than the fair market value of the underlying units on the date of grant. Restricted common units are issued, subject to vesting, on the date of grant. Phantom units represent the grantee’s entitlement to receive, upon vesting, an equal number of our common units or an equivalent amount of cash, as determined by the Compensation Committee in its discretion. It is the intention of the Compensation Committee to settle vested phantom units by issuing common units, with any fractional units settled in cash. The Compensation Committee may provide that distributions or distribution equivalent rights on restricted units or phantom units are subject to the same vesting and forfeiture provisions as the underlying award, in which case such distributions would be held, without interest, until the underlying award vests or is forfeited.

Units Authorized for Issuance.  The number of common units authorized to be issued under the LTIP, determined at the time of any award, is limited to the lesser of (a) 5,000,000 units (on a post-split basis) or (b) a number equal to 10% of the sum of (1) our total common units outstanding and (2) the number of our common units issuable upon conversion of any outstanding equity securities (other than outstanding LTIP awards) convertible into common units. Of the total common units authorized to be issued under the plan, no more than 30% may be delivered in the form of restricted units or phantom units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of the record date the number of our voting securities beneficially owned by: (i) each person who is known to us to beneficially own more than 5% of a class of voting units; (ii) the current members of our Board of Directors; (iii) our named executive officers; and (iv) all current directors and executive officers as a group. Unless otherwise noted, each beneficial owner has sole voting and investment power. Our 5,598,839 Class E units are non-voting securities except with respect to matters affecting the rights of the Class E units or as otherwise required by law.

	Common Units(1)		Class C Units(1)		Class D Units(1)
Beneficial Owner	#	%	#	%	#	%

Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne(2)	4,153,313	8.7%	—		850,000	26.2%
Lehman Brothers Holdings Inc.(3)	2,860,771	6.0%	—		—
Merrill Lynch, Pierce, Fenner & Smith Incorporated(4)	2,741,098	5.8%	—		—
RR Advisors, LLC(5)	2,580,011	5.4%	—		172,817	5.3%
Morgan Stanley Strategic Investments, Inc.(6)	2,516,967	5.3%	—		—
Tortoise Capital Advisors, L.L.C.(7)	2,358,132	5.0%	—		381,000	11.7%
Fiduciary Asset Management LLC(8)	1,931,169	4.1%	—		190,000	5.9%
Hare & Co. FBO Jennison Utility Fund(9)	1,773,200	3.7%	—		421,000	13.0%
ING Investment Management LLC(10)	165,897	*	—		381,000	11.7%
Magnetar Spectrum Fund(11)	—		—		850,000	26.2%
HEP Oil Company, LLC P.O. Box 1499 Gainesville, Texas 76241-1499	138,199	*	552,794	32.9%	—
Richard K. Gordon 2121 Kirby Drive, #25NE Houston, Texas 77019	74,035	*	370,174	22.0%	—
David F. and Susan C. Mackie, Community Property 2121 Kirby Drive, #72 Houston, Texas 77019	44,462	*	92,593	5.5%	—
CIMA Energy, Ltd. 1221 McKinney, Suite 4150 Houston, Texas 77010	40,089	*	160,356	9.5%	—
Schuyler Tilney 5901 Stones Throw Road Houston, Texas 77056	30,172	*	120,689	7.2%	—
Rob L. Jones 1400 South Boulevard Houston, Texas 77006	23,148	*	92,593	5.5%	—
William L. Thacker(12)	19,000	*	—		—
Ernie L. Danner(12)	15,000	*	—		—
James G. Crump(12)	15,000	*	—		—
Michael L. Johnson(12)	15,000	*	—		—
Scott A. Griffiths(12)	15,000	*	—		—
T. William Porter(12)	15,000	*	—		—
John R. Eckel, Jr.(13)(14)(15)	3,771,908	8.0%	—		—
R. Bruce Northcutt(15)(16)	258,814	*	—		—
Matthew J. Assiff(15)(16)(17)	136,634	*	—		—
Ronald W. Bopp(15)(16)	62,346	*	—		—
John A. Raber(15)(16)	50,522	*	—		—
All directors and officers as a group (15 persons)(18)	4,466,917	9.4%

(1)	Based on 47,618,481 common units, 1,184,557 Class C units and 3,245,817 Class D units outstanding on the record date. In accordance with SEC rules, percentage of class as of the record date is calculated for each person and group by dividing the number of units beneficially owned by the sum of the total units outstanding plus the number of units underlying options exercisable by that person or group within 60 days and phantom units vesting within 60 days.

(2)	Information about common units beneficially owned is based on the Schedule 13G/A filed on behalf of Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne on January 18, 2008. The address for each beneficial owner is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067.

(3)	Based on the Schedule 13G filed on behalf of Lehman Brothers Holdings, Inc., Lehman Brothers, Inc., LB I Group, Inc., Lehman Brothers MLP Opportunity Associates LLC, Lehman Brothers MLP Opportunity Associates LP, Lehman Brothers MLP Opportunity Fund, LP, Lehman Brothers MLP Associates, L.P. and Lehman Brothers MLP Partners, LP on February 19, 2008. The address for Lehman Brothers Holdings Inc. and Lehman Brothers Inc. is 745 Seventh Avenue, New York, New York 10019, and the address for all other Lehman entities 399 Park Avenue, New York, New York 10022.

(4)	Based on the Schedule 13G filed on behalf of Merrill Lynch, Pierce, Fenner & Smith Incorporated on February 15, 2008. The address for Merrill Lynch, Pierce, Fenner & Smith Incorporated is 4 World Financial Center, Vesey Street, New York, New York, 10080.

(5)	Based on the Schedule 13F filed on behalf of RR Advisors, LLC February 7, 2008. RR Advisors, LLC, is investment advisor and ultimate general partner to RCH Energy Opportunity Fund II, L.P., RCH Energy MLP Fund, L.P. and RCH Energy MLP Fund A, L.P. The address for RR Advisors is 200 Crescent Court, Suite 1060, Dallas, Texas 75201.

(6)	Based on the Schedule 13G filed on behalf of Morgan Stanley on February 14, 2008. The address for Morgan Stanley is 1585 Broadway, New York, New York 10036.

(7)	Based on the Schedule 13G filed on behalf of Tortoise Capital Advisors, L.L.C. February 12, 2008. Tortoise Capital Advisors, L.L.C. is the investment advisor to Tortoise Energy Infrastructure Corporation, Tortoise Energy Capital Corporation, Tortoise Gas and Oil Corporation and Tortoise Total Return Fund, LLC., direct beneficial owners of the common units reported. Based on SEC filings by Tortoise Capital Advisors, L.L.C., the address for Tortoise Capital Advisors, L.L.C. and each direct beneficial owner is 10801 Mastin Blvd., Suite 222, Overland Park, Kansas 66210.

(8)	Information about common units beneficially owned is based on the Schedule 1G/A filed on behalf of Fiduciary Asset Management LLC and Fiduciary/Claymore MLP Opportunity Fund on September 19, 2007. The address for Fiduciary Asset Management, LLC is 8112 Maryland Avenue, St. Louis, Missouri 63105.

(9)	Information about common units beneficially owned is based on the section of our registration statement on Form S-3 (Registration No. 333-14821, filed with the SEC on December 17, 2008, which we refer to as our “Form S-3”) captioned “Selling Unitholders” and includes common units owned by Hare & Co. FBO Jennison Equity Income Fund, which has the same portfolio manager. The address for Hare FBO Jennison Utility Fund is 466 Lexington Avenue, New York, New York 10017.

(10)	Information about common units beneficially owned is based on the section of our Form S-3 captioned “Selling Unitholders.” ING Investment Management LLC is investment advisor to ING Life Insurance and Annuity Company, ING USA Annuity and Life Insurance Company, ReliaStar Life Insurance Company of New York, ReliaStar Life Insurance Company and Security Life of Denver Insurance Company. The address for ING Investment Management LLC is 5780 Powers Ferry Road NW, Suite 360, Atlanta, Georgia 30327-4347.

(11)	The address for Magnetar Spectrum Fund is c/o Magnetar Financial LLC, 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(12)	Messrs. Crump, Danner, Griffiths, Johnson, Porter and Thacker, members of our Board of Directors, can be contacted at the following address: 2727 Allen Parkway, Suite 1200, Houston, Texas 77019.

(13)	All units are held by Copano Partners Trust, a Delaware statutory trust, the sole beneficiary of which is Copano Partners, L.P., which retains sole voting and dispositive power with respect to the common units held by Copano Partners Trust. Eleven grantor trusts own indirectly all of the outstanding general partner interests in Copano Partners, L.P. and, together with 19 additional grantor trusts, own, directly or indirectly, all of its outstanding limited partner interests. The direct or indirect beneficiaries of the grantor trusts are members of our management team, certain of our employees, certain current and former employees of Copano Operations, Inc. and consultants. 27 of the 29 grantor trusts have three trustees, John R. Eckel, Jr., Charles R. Noll, Jr. and Charles R. Barker, Jr., and Mr. Eckel has the power to appoint additional trustees for 23 of the 29 grantor trusts, including each of the grantor trusts holding indirect interests in the general partner of Copano Partners, L.P. Mr. Eckel, Jeffrey A. Casey and Douglas L. Lawing serve as the trustees of one of the remaining grantor trusts and Messrs. Eckel, Noll, Barker and Matthew J. Assiff serve as the trustees of the other remaining grantor trust. The common units held by Copano Partners Trust are currently pledged as security for a loan by a commercial bank to Copano Partners Trust.

(14)	Mr. Eckel is the direct or indirect beneficiary of grantor trusts that directly or indirectly own 67.4% of the outstanding partnership interests of Copano Partners, L.P. Mr. Eckel disclaims beneficial ownership of the reported securities in excess of his pecuniary interest in the securities.

(15)	Messrs. Eckel, Northcutt, Assiff, and Bopp can be contacted at 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. Mr. Raber can be contacted at Copano Energy/Rocky Mountains, L.L.C., 7400 East Orchard Road, Suite 3025, Englewood, Colorado 80111.

(16)	Includes restricted units over which the beneficial owner has voting power but no investment power, options to acquire common units that are currently exercisable or exercisable within 60 days of the Record date and phantom units over which the beneficial owner will have voting and investment power within 60 days of the Record date, in each case as set forth in the table below.

	Restricted	Phantom	Exercisable
Beneficial Owner	Units	Units	Options

R. Bruce Northcutt	4,592	1,122	21,124
Matthew J. Assiff	3,200	770	14,180
Ronald W. Bopp	2,928	690	37,996
John A. Raber	28,944	1,122	2,980

(17)	Mr. Assiff is also the beneficiary of a grantor trust that owns 1.2% of the outstanding partnership interests in Copano Partners, L.P, sole beneficiary of the trust described in footnote (3). Mr. Assiff disclaims beneficial ownership of the reported securities in excess of his pecuniary interest in the securities.

(18)	Includes options to acquire 103,213 common units that are exercisable currently or within 60 days of the record date, 5,440 phantom units that will vest within 60 days of the record date and 101,132 restricted units over which the beneficial owner has voting power but no investment power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Copano/Operations, Inc.

Copano Operations provides us with management, operations and administrative support services, including certain field and administrative personnel, related personnel benefits and insurance, office facilities and related contents insurance, and office supplies and equipment pursuant to an administrative and operating services agreement we entered into with Copano Operations in connection with our initial public offering in 2004. Mr. Eckel serves as Chairman and Chief Executive Officer of Copano Operations and is the indirect owner of its capital stock. In addition to their duties to us, certain Copano Operations’ employees also perform services on behalf of other entities that are controlled by Mr. Eckel, utilizing office space described below.

Copano Operations charges us for the costs that it incurs on our behalf without markup, based upon total monthly expenses incurred by Copano Operations less (i) a fixed allocation to reflect expenses incurred by Copano Operations for the benefit of other entities controlled by Mr. Eckel and (ii) any costs to be retained by Copano Operations or charged directly to an entity for which Copano Operations performed services. Under the services agreement, our obligation to reimburse Copano Operations for its costs is limited to costs of expenditures approved by us pursuant to our governance and delegation of authority process. For the year ended December 31, 2007, we reimbursed Copano Operations for administrative and operating costs totaling approximately $3.3 million, including payroll and benefits expenses for certain of our field and administrative personnel.

Our services agreement with Copano Operations expires December 31, 2008 and is automatically extended for successive one-year terms unless Copano Operations or we provide notice of termination at least 90 days before commencement of a renewal term. If the services agreement terminates before May 30, 2010, we have agreed with Copano Operations that the responsibilities of the parties under the services agreement will continue with respect to the lease for our Houston office described below through May 30, 2010. Our Audit Committee monitors activity under our services agreement with Copano Operations on a quarterly basis.

In connection with the services that Copano Operations provides to us and beginning in April 2003, certain of our subsidiaries became co-lessees with Copano Operations under the office lease agreement for our Houston office. Prior to May 2006, all lease expenses were paid by Copano Operations and included in the calculation of its charges to us. In May 2006, the leased premises were expanded, and because the additional space is solely for our use, we agreed with Copano Operations to pay the associated lease expenses directly to the landlord. Lease expense for the original premises, which we share with Copano Operations, was paid by Copano Operations and included in the calculation of its charges pursuant to the administrative and operating services agreement.

We believe that we obtained services from Copano Operations on terms no less favorable than those that could have been achieved with an unaffiliated entity.

Certain of our unitholders that were investors prior to our initial public offering agreed to fund a portion of our general and administrative expenses (including those incurred pursuant to our administrative and operating services agreement) for a three-year period that ended January 1, 2008. Please read “Certain Relationships and Related Transactions — General and Administrative Expense Reimbursement Obligations.”

Natural Gas Transactions

Two of our subsidiaries, Copano Field Services/Copano Bay, L.P. and Copano Field Services/Agua Dulce, L.P., purchase natural gas from and provide gathering and compression services to companies affiliated with Mr. Eckel, which include Camden Reserves, Inc., Live Oak Reserves, Inc., and Nueces Reserves, Inc. Mr. Eckel serves as president of each of these affiliated companies and is the indirect owner of more than 80% of each of these companies’ capital stock. During the year ended December 31, 2007, our subsidiaries purchased natural gas totaling approximately $2.3 million, provided gathering and compression services totaling approximately $0.03 million and sold natural gas totaling approximately $0.03 million in transactions with Mr. Eckel’s affiliated companies. We believe that these transactions were on terms no less favorable than those that could have been achieved with an unaffiliated entity. Our Conflicts Committee monitors our natural gas transactions with companies affiliated with Mr. Eckel on a quarterly basis.

General and Administrative Expense Reimbursement Obligations

Pursuant to our limited liability company agreement, certain of our investors existing prior to our initial public offering, or our pre-IPO investors, agreed to reimburse us for general and administrative expenses in excess of stated levels for a period of three years ending on January 1, 2008. To the extent general and administrative expenses exceeded certain levels, the portion of the general and administrative expenses ultimately paid by us was limited, or capped (subject to certain adjustments and exclusions). For the years ended December 31, 2007, 2006 and 2005, the “cap” limited our general and administrative expense obligations to $1.8 million, $1.65 million and $1.5 million per quarter, respectively. During this three-year period, the quarterly limitation on general and administrative expenses was increased by 10% of the amount by which EBITDA (as defined in our limited liability company agreement) for any quarter exceeded $5.4 million.

The following table summarizes capital contributions made to us by our pre-IPO investors in satisfaction of their obligations to reimburse us for general and administrative expenses (in thousands):

	Capital Contributions in Year Ended
		December 31,
	2007	2006	2005

Period During Which Expenses Were Incurred:
January 1, 2005 through September 30, 2005	$—	$—	$4,068
October 1, 2005 through September 30, 2006	—	4,607	—
October 1, 2006 through September 30, 2007	9,965	—	—

In February and March 2008, our pre-IPO investors contributed an aggregate of $4,103,000 to us as a reimbursement of excess general and administrative expense for the fourth quarter of 2007.

UNITHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Unitholders may propose matters to be presented at unitholders’ meetings and may also recommend persons for nomination or nominate persons to be directors, subject to the formal procedures that have been established.

Proposals for 2009 Annual Meeting

Pursuant to rules promulgated by the SEC, any proposals of unitholders of our company intended to be presented at the annual meeting of unitholders to be held in 2009 and included in our proxy statement and form of proxy relating to that meeting, must be received at our principal executive offices, 2727 Allen Parkway, Suite 1200, Houston, Texas, 77019, no later than January 2, 2009, but no earlier than December 3, 2008. Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act of 1934.

In addition to the SEC rules described in the preceding paragraph, pursuant to Section 11.13 of our limited liability company agreement, only proposals of business made in accordance with the following procedures are eligible for consideration by our unitholders at an annual meeting of unitholders. Proposals eligible for consideration by our unitholders at an annual meeting of unitholders may be made only (i) by or at the direction of our Board of Directors or (ii) by any holder of units who is entitled to vote at the meeting and who complied with the following notice procedures. For proposals to be properly brought before an annual meeting by a unitholder:

(i) the unitholder must have given timely notice thereof in writing to our Corporate Secretary,

(ii) such business must be a proper matter for unitholder action under our limited liability company agreement and the Delaware Act,

(iii) if the unitholder, or the beneficial owner on whose behalf any such proposal is made, has provided us with a solicitation notice, such unitholder or beneficial owner must have delivered a proxy statement and form of proxy to holders of at least the percentage of outstanding units required under our limited liability company agreement or Delaware law to carry any such proposal, and must have included in such materials the solicitation notice, and

(iv) if no solicitation notice relating thereto has been timely provided, the unitholder or beneficial owner proposing such business must not have solicited a number of proxies sufficient to have required the delivery of such a solicitation notice. Our limited liability company agreement provides that to be timely, a unitholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. For a proposal of business to be considered at the 2009 Annual Meeting of Unitholders, a unitholder’s notice should be properly submitted to our Corporate Secretary at our principal executive office, 2727 Allen Parkway, Suite 1200, Houston, Texas, 77019, no later than January 2, 2009, but not earlier than December 3, 2008.

A unitholder’s notice to our Corporate Secretary must set forth (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such unitholder and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the unitholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such unitholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of units which are owned beneficially and of record by such unitholder and such beneficial owner, and (iii) whether either such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of units required under our limited liability company agreement or Delaware law to carry the proposal.

Nominations for 2009 Annual Meeting and for Any Special Meeting

Pursuant to Section 11.13(b) of our limited liability company agreement, only persons who are nominated in accordance with the following procedures are eligible for election as directors. Nominations of persons for election to our Board of Directors may be made at a meeting of unitholders only (a) by or at the direction of our Board of

Directors or (b) by any unitholder of our company: (i) who is entitled to vote at the meeting, (ii) who was a record holder of a sufficient number of units as of the record date for such meeting to elect one or more members to the Board of Directors assuming that such holder cast all of the votes it is entitled to cast in such election in favor of a single candidate and such candidate received no other votes from any other holder of units (or, in the case where such holder holds a sufficient number of units to elect more than one director, such holder votes its units as efficiently as possible for such candidates and such candidates receive no further votes from holders of outstanding units) and (iii) who complies with the following notice procedures. All nominations, other than those made by or at the direction of the Board of Directors, must be made pursuant to timely notice in writing to our Corporate Secretary. With respect to director elections at our annual meetings, our limited liability company agreement provides that to be timely, a unitholder’s notice must be delivered to our Corporate Secretary at our principal executive office not less than 90 days or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. For a nomination of any person for election to our Board of Directors to be considered at the 2009 Annual Meeting of Unitholders, it must be properly submitted to our Corporate Secretary at our principal executive offices, 2727 Allen Parkway, Suite 1200, Houston, Texas, 77019, no later than January 2, 2009, but not earlier than December 3, 2008. Our limited liability company also provides that unitholder nominations of persons for election to the Board of Directors may be made at a special meeting of unitholders at which directors are to be elected pursuant to our notice of meeting provided unitholder notice of the nomination is timely. To be timely, a unitholder’s notice must be delivered to our Corporate Secretary not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

A unitholder’s notice to our Corporate Secretary must set forth (a) as to each person whom the unitholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the unitholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such unitholder as they appear on our books and of such beneficial owner, (ii) the class and number of units which are owned beneficially and of record by such unitholder and such beneficial owner, and (iii) whether either such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of units to elect such nominee or nominees.

Recommendation of Director Candidates to the Nominating and Governance Committee

A unitholder or a group of unitholders may recommend potential candidates for consideration by our Nominating and Governance Committee by sending a written request to our Corporate Secretary not earlier than the 150th calendar day and not later than the 90th calendar day before the first anniversary of the mailing of the proxy materials in connection with the preceding year’s annual meeting. Such written request must be sent to our principal executive offices, 2727 Allen Parkway, Suite 1200, Houston, Texas 77019, Attn: Corporate Secretary. The written request must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected. The unitholder or group of unitholders making the recommendation must also disclose, with the written request described above, the number of units that the unitholder or group of unitholders beneficially owns and the period of time the unitholder or group of unitholders has beneficially owned the units. Additional information may be requested from time to time by the Nominating and Governance Committee from the nominee or the unitholder or group of unitholders.

SOLICITATION AND MAILING OF PROXIES

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. Our representatives may also solicit proxies in person or by telephone, internet or facsimile transmission. These representatives will not receive additional compensation but may be reimbursed for out-of-

pocket expenses incurred in connection with such solicitations. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of eligible units and will reimburse their costs of forwarding the proxy materials in accordance with customary practice.

Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

If you wish to give your proxy to someone other than the parties whose names are printed on the proxy card, you must cross out the names appearing on the proxy card and insert the names of the individual or individuals (not more than three) to whom you wish to give your proxy. The named individual or individuals must then present your proxy card at the annual meeting.

As a matter of policy, proxies, ballots, and voting tabulations that identify individual unitholders are kept private by us. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any unitholder is not disclosed except as necessary to meet legal requirements.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. We maintain a website at www.copanoenergy.com, where we post our SEC filings.

You may request copies of our filings, including any documents incorporated by reference in this proxy statement as described below, without charge, by calling our Investor Relations representative at (713) 621-9547 or write to Investor Relations, 2727 Allen Parkway, Suite 1200, Houston, Texas 77019.

If you would like to request documents from us, please do so at least five business days before the date of the annual meeting in order to receive timely delivery of the documents before the annual meeting. If you request any incorporated documents from us, we will mail them to you by first class mail or other equally prompt means within one business day of receipt of your request, provided that we will not mail any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your units at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this proxy statement.

The information contained in this document or any document incorporated by reference herein speaks only as of the date indicated on the cover of this document or the document incorporated by reference unless the information specifically indicates that another date applies.

OTHER MATTERS FOR 2008 ANNUAL MEETING

As of the date of this proxy statement, our Board of Directors knows of no matters to be acted upon at the annual meeting other than the proposal included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our company. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Douglas L. Lawing
Senior Vice President, General Counsel and Secretary

Houston, Texas
April 4, 2008

0 PROXY COPANO ENERGY, L.L.C. PROXY FOR ANNUAL MEETING OF UNITHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints John R. Eckel, Jr. and T. William Porter, and each of them, with or without the other and with full power of substitution, as proxies to vote as specified on the reverse side hereof all units that the undersigned is entitled to vote at the Annual Meeting of Unitholders of Copano Energy, L.L.C. (the “Company”), to be held at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019, on Thursday, May 15, 2008, at 9:30 a.m., Central Daylight Time , and all adjournments and postponements thereof. If no specification is made with regard to any proposal, such units will be voted in accordance with the recommendation of the Company’s Board of Directors. For other business that may properly come before the meeting, such units will be voted as determined by the above-named proxies in their discretion. (Continued and to be completed, dated and signed on the reverse side.) 14475

ANNUAL MEETING OF UNITHOLDERS OF COPANO ENERGY, L.L.C. May 15, 2008 MAIL -Date, sign and mail your proxy card in the envelope provided as soon as possible. -OR TELEPHONE -Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call. -OR INTERNET -Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. Proxy materials for the Company’s 2008 Annual Meeting are available at: www.cpnoproxy.com COMPANY NUMBER ACCOUNT NUMBER You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20730000000000000000 5 051508 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of Directors: (The Board recommends a vote FOR this proposal.) O James G. Crump ___O Ernie L. Danner ___O John R. Eckel, Jr. ___O Scott A. Griffiths ___O Michael L. Johnson ___O T. William Porter ___O William L. Thacker ___FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions) NOMINEES: Cumulated Votes (see instructions) To withhold authority to vote for any individual nominee(s): Mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority, as shown here: INSTRUCTIONS: To cumulate your votes for one or more of the above nominees: Write the number of cumulated votes you wish to allocate to each such nominee in the space to the right of his name. If you are cumulating your votes for a nominee, do not mark the circle next to the nominee’s name. Please see page 4 of the proxy statement regarding cumulative voting. If you wish t o cumulate your votes, you must vote using the proxy card rather than by telephone or the Internet. 2. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Unitholder Date: FOR AGAINST ABSTAIN Ratification of Deloitte & Touche LLP as independent auditor for 2008. (The Board recommends a vote FOR this proposal.) If no choice is specified, this Proxy will be voted as recommended by the Board of Directors. ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future unitholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address. Signature of Unitholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.